UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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1

DIAMOND HILL INVESTMENT GROUP, INC.
ANNUAL LETTER TO SHAREHOLDERS

March 12, 2021

Dear Fellow Shareholders:

At Diamond Hill, our primary purpose is to improve our clients’ lives through better financial outcomes. That commitment is evident in our vision—to be an exceptional, active investment boutique that our clients trust to deliver excellent long-term investment outcomes from a team aligned with their success.

Our industry has faced significant headwinds over the past decade—in part because investors are rightly demanding greater value for fees paid. Superior investment results, while a critical part of our success, are no longer enough. Clients are demanding more transparency, greater accountability and more targeted communication—a client experience that addresses their specific needs from a long-term partner they can trust. We believe the best way to build that trust and deliver on our purpose and vision is through our aligned boutique model (explained below), by fostering an investment culture where clients come first, and by ensuring every associate is committed to upholding our values of curiosity, ownership, trust and respect.

An Aligned Boutique Model Fosters Our Client-Centric Culture
Client alignment has been intentionally and thoughtfully embedded into how we operate from the day we were founded and forms the cornerstone of our aligned boutique model. In addition to ensuring alignment with our clients, our model also clarifies the principles on which all our investment teams and employees are focused. We believe these principles are foundational to who we are and how we serve clients, lead to excellent long-term investment results across multiple capabilities and promote enduring client relationships.

•We believe we can add the most value with an active, fundamentally driven process.
•We emphasize an ownership mindset. Our investment professionals approach each investment as long-term owners. Further, our portfolio managers invest heavily alongside our clients. Every employee owns shares in our company from their first day and has the opportunity to build further ownership in our company and invest in our strategies along with our clients, promoting an ownership mentality throughout the firm.
•We are long-term oriented. We believe in the rigor of our research and the power of time-horizon arbitrage. As bottom-up, benchmark-agnostic investors, we expect to outperform over the long term. We are comfortable with shorter periods where our portfolios’ performance may meaningfully differ from peers or our clients’ benchmarks.
•We invest with a valuation discipline, which goes beyond investing according to common industry definitions of growth versus value. Instead, we believe in taking an ownership stake in an investment at a discount to what we believe it is worth and waiting patiently for value to be realized.
•We are committed to capacity discipline. We believe prudent capacity management puts our clients’ interests first.

Our capacity discipline is a differentiating feature of our firm. Our focus on long-term performance rather than asset growth incentivizes our portfolio managers to prioritize existing clients and close strategies before they reach a size that could limit their ability to deliver value-added returns.

Our Shared Values
We believe we have the right business model and shared investment principles to add value for clients. As important is having a common sense of purpose and direction for all associates. Our culture allows us to attract and retain associates who share our commitment to client alignment, are motivated by investment excellence and are committed to delivering superior outcomes. In short, our culture emphasizes four key values: curiosity, ownership, trust and respect.

Associates who are curious focus on continuous self-improvement and have a passion for learning. They are open-minded, seek differing perspectives and go beyond surface-level assumptions. Associates who think and act like business owners naturally embrace a long-term mindset. They lead by example and accept accountability for ensuring excellent client outcomes. Associates who embrace trust act with integrity, are authentic and honest in interactions with others, and put client interests ahead of all others. Associates who are motivated by giving and receiving respect communicate and provide feedback candidly, transparently and with positive intent. They are humble in their assumptions and listen to better understand others. They embrace, value and celebrate diversity, inclusion and differences in all forms.

Taking Action on Diversity, Equity, and Inclusion (DEI)
Once we embrace a long-term, valuation-disciplined, client-centric mindset, our success as investors depends on a culture where associates can think differently and feel empowered to challenge conventional wisdom. We believe this creates an environment where intellectually curious professionals—those who are committed to the differentiated thinking necessary to deliver excellent client outcomes—want to come and stay. At the same time, we recognize that our firm and the asset management industry overall have work to do to ensure we create more diverse, equitable and inclusive workplaces. We are committed to providing our clients with better results that come from a diverse talent pool, promoting a more inclusive workplace for our associates and promoting positive change in our industry and community.

As part of our efforts, in June 2020, we explicitly pledged to be more proactive in advancing DEI. To ensure our pledge resulted in action, we organized our efforts under four pillars.

1.Philanthropy and Community. We pledged to invest $1 million over the next five years in organizations that support anti-racism and DEI efforts.
2.Vendor Relationships and Policies. We committed to conducting a full review of our vendor relationships with the aim of increasing diversity. We also committed to continually reviewing our policies and procedures to ensure we are supporting diversity and inclusion at our firm.
3.Workforce Diversity. We are working on providing internship and employment opportunities to historically underrepresented groups and ensuring a diverse talent pipeline is considered for every open role.
4.Inclusive Culture. We know an inclusive culture is imperative to support diversity in an organization. We aim to foster inclusion at Diamond Hill and communicate openly with associates on our DEI progress and efforts. We established a DEI Resource Group that aids in strategizing, planning and executing on our initiatives.

We are proud to have more than 30% of our workforce involved in our DEI efforts, with representation from all teams at the firm. We believe with commitment and focus, our efforts will yield material improvements for our clients, our associates, our shareholders and our community.

Enabling Great Investment Results and Client-Centric Growth
As we plan for meeting current and future client needs, we have undertaken several initiatives. We have begun taking steps to close our Large Cap strategy to most new investors, and we are fostering growth in existing capabilities that are hitting key milestones important to clients. We are also focused on the expansion of a more concentrated suite of strategies that meet client objectives, capitalize on our investment team’s research capabilities, build on our success of managing high-conviction portfolios and align with our investment principles.

Managing capacity is core to who we are as a firm and the alignment we seek with clients. As such, we recently announced the closing of our Large Cap strategy to most new investors to ensure asset size does not become an impediment to performance. Capacity management is often viewed as a growth inhibitor in our industry. We view it as part of our promise to clients to always act in their best interests. Further, as an aligned boutique, our growth is not dependent on building excessive AUM in any one strategy, which is why we remain focused on fostering multiple capabilities that leverage our competitive strengths.

Among our existing strategies, we have several reaching five-year milestones in 2021 that have shown the ability to exceed client expectations since inception. These include Core Bond and Short Duration Securitized Bond under the management of portfolio managers Mark Jackson, CFA, and Henry Song, CFA. These portfolios distinguish themselves in the marketplace with a focus on securitized assets, which gives them a differentiated risk/return profile relative to peers. Our International strategy also turns five years old this year, at a time when investor interest in non-U.S. markets is increasing following a long period of U.S. outperformance. In addition to our U.S. equity strategies, we believe these three strategies have tremendous potential in asset classes where investors value active management.

As clients look to their active managers to generate meaningful alpha, they are increasingly demanding high conviction, more concentrated portfolios. Our shared investment principles have always led us to build portfolios that are more highly concentrated than most of our peers. We plan to leverage that expertise by focusing on expanding a suite of more highly concentrated, high-alpha strategies to deliver excellent outcomes and fulfill client needs. Our Large Cap Concentrated strategy is approaching its 10-year anniversary this year, and we plan to launch it as a new fund in our Diamond Hill Funds lineup. Our Large Cap Concentrated strategy typically has 20 holdings with market capitalizations of greater than $15 billion, differentiating it from our Large Cap portfolio, which can hold 40-60 positions with market capitalizations of $5 billion or greater. We have also been running a more highly concentrated portfolio in our All Cap Select strategy. Further, we are planning to offer a Micro Cap strategy that will leverage our experience evaluating companies down the market-cap spectrum.

Our aligned boutique model provides a focus on investment excellence while enabling growth when beneficial to clients. It also fosters an environment for our investment professionals that supports innovative thinking and new ideas. Finally, we believe this model will allow us to keep pace with an industry that is under constant evolution amid pressure to deliver demonstrable value to clients.

Management Update
To execute on our aligned boutique business model, it is critically important to have the right infrastructure and dedicated leadership in place to give our portfolio managers the freedom to focus on generating excellent results. Our management team, which is accountable for our vision, includes me as CEO, our Chief People Officer Anna Corona, General Counsel and Corporate Secretary Carlotta King, Chief Financial Officer Tom Line, Chief Client Officer Jo Ann Quinif and our dedicated Chief Investment Officer (CIO) Matthew Stadelman, CFA, who has absorbed responsibilities previously held by Austin Hawley. Together, we serve as Diamond Hill’s primary decision-making body, responsible for overall business strategy and corporate capital allocation.

We created the Chief Client Officer role in 2020 to ensure we remain focused on delivering a great client experience overall. Jo Ann was a natural fit for the role given her leadership and responsibilities as our managing director of business development and marketing. We also created the Chief People Officer role to emphasize the importance of attracting, retaining and developing talented associates with a passion for client alignment while cultivating our core values. We were fortunate to identify Anna for this role, who came to us from Morningstar Australasia with broad experience in talent development, succession planning, coaching and benefits. We were also delighted to add Carlotta to the firm in 2020 as general counsel—she brings extensive financial industry and legal expertise to this vital role, where she will focus on the relationship between our corporate board of directors and the management team as part of her responsibilities.

The dedicated CIO role marks an important transition for Diamond Hill, giving Austin greater focus on portfolio management responsibilities. As someone who is steeped in Diamond Hill’s investment philosophy, process, culture and values, Matthew was the ideal candidate for this role. He will act as an external voice of the investment team with clients, advocate for our investment team internally, and play a key role in hiring and feedback. He will closely collaborate with portfolio managers but will not have any portfolio decision-making responsibilities, allowing portfolio managers the continued freedom and autonomy to execute their philosophy. The trading team will also report to Matthew, enabling Chris Welch to further focus on portfolio management responsibilities. We are deeply appreciative of Austin and Chris for their dedication and leadership and are pleased to give them the freedom to focus on generating returns for clients.

We appointed Micah Martin, CFA, as our Director of Research to provide dedicated leadership to our U.S. research team. This structure enables more mentoring and professional development opportunities for our research team. With our portfolio managers freed from operational responsibilities, there are also more opportunities for collaboration within our deep investment team. We are confident the changes made to our management infrastructure have positioned Diamond Hill to thrive for the long term.

Financial Results
Diamond Hill is starting 2021 in a much stronger position than 2020. Assets under management finished the year at $26.4 billion compared with $23.4 billion at the start of the year. Importantly, the $3.0 billion in growth came from both net client inflows of $1.5 billion and market appreciation of a similar amount. We saw positive client flows in our Large Cap and Mid Cap strategies as well as in each of our four fixed income strategies. These positive flows were partially offset by outflows in our Long-Short, Small Cap and Small-Mid Cap strategies. Revenue declined 7% to $126.4 million in 2020. While we grew assets 13% during the year, our average assets under management were approximately the same as 2019 due to the severe market downturn in the first half of the year in response to the pandemic. Our average advisory fee rate declined from 0.59% to 0.54% due to the shift in asset mix to lower fee strategies.

We generated net operating income of $45.5 million in 2020, a decrease of 5% from 2019, and our operating margin increased from 35% in 2019 to 36% in 2020. We focus on net operating income as adjusted, after tax, which excludes the gains and losses on deferred compensation plan investments that flow through operating income. Net operating income, as adjusted, after tax, was $35.1 million in 2020 compared with $40.2 million in 2019. This equates to $10.91 per share in 2020 compared with $11.71 per share in 2019. Our operating profit margin, as adjusted, was 38% in 2020 compared with 39% in 2019.

As stewards of our business, our goal is to grow the long-term intrinsic value of our firm. Over the last five years, important fundamental indicators of Diamond Hill's intrinsic value per share have increased. Assets under management increased more than 50%, and tangible book value per share almost doubled, from $30.84 in 2015 to $58.09 in 2020. Net operating income, as adjusted, after tax, per share has remained relatively flat at $10.91 in 2020 compared to $11.17 in 2015. Shareholders have derived significant value from the company's cash flows and tangible net assets, receiving special dividends in each of the past five years cumulatively totaling $42.00 per share. While we expect the share price to converge with the value of the business over time, when the share price deviates significantly from intrinsic value over shorter periods, it does not change our long-term focus. When our share price is trading significantly below our estimate of intrinsic value, we may take the opportunity to buy back shares.

In February 2021, we announced that we entered into a definitive agreement to enable Brandywine Global Investment Management to acquire the business of Diamond Hill’s high yield-focused mutual funds—the High Yield and Corporate Credit Funds. The transaction is expected to close in the third quarter of 2021, subject to customary closing conditions, including fund shareholder approval. In connection with the transaction, two portfolio managers and a research associate will join Brandywine Global’s credit team. At closing, Diamond Hill will receive an initial cash payment of up to $9.0 million, and may receive additional payments totaling up to $13.0 million based on the net revenue of the acquired funds on the one-year anniversary of the closing date.

Capital Allocation
Our approach to capital allocation is designed to grow the intrinsic value of the business by investing in new and existing strategies and ensuring we have sufficient cash to run the business in any market environment. When we believe we have more capital than is necessary to achieve those aims, we will continue to return capital to shareholders.

Beginning in the fourth quarter of 2018, we implemented a share repurchase plan. Since that time, we have repurchased approximately 480,000 shares totaling $65 million, which represents 13.6% of our shares outstanding when the plan started. We have $35 million remaining in our current share repurchase plan, and we intend to continue to repurchase our shares when they trade at a meaningful discount to our estimate of the firm’s intrinsic value.

After considering strategic uses of capital for seeding our strategies and share repurchases, we then evaluate any excess capital when considering dividends to be paid to our shareholders. Our $12.00 per share dividend in 2020 marked the 13th consecutive year that we paid a special dividend.

Given our history of consistently generating excess cash flow, in October we announced plans to institute a regular quarterly dividend of $1.00 per share starting in the first quarter of 2021. In addition, each year we will consider paying an additional special dividend.

Conclusion
When I joined Diamond Hill in September 2019, the last thing I expected was to be navigating our business through the first (and hopefully only) global pandemic of our lifetimes. The loss we have seen across the world is devastating. The long-term consequences of the pandemic are far-reaching and may never be fully understood. My heart goes out to all those who have lost loved ones and friends.

These events have helped me realize how proud I am to be part of the Diamond Hill team. Our associates handled the extreme disruption and loss of the last year with compassion and professionalism and, despite personal challenges, always put our clients’ interests first. I have also been impressed by our team’s ability to remain focused on the long term—ensuring we are making sound investment decisions and have the right infrastructure in place to keep meeting client needs far into the future.

Diamond Hill is emerging from the challenges of the last year with fresh perspectives. Some things have not changed—most importantly our commitment to excellent outcomes that help improve clients’ lives. In other ways, we are proud to have changed, and we are emerging as a more nimble, focused and innovative business, ready to evolve as the industry and our clients require. I am excited and energized about the future we face, and look forward to working with our fantastic team of associates to deliver for our clients. I am grateful for the partnership of our associates, clients and shareholders that enables us to deliver on our vision.

Sincerely,
Heather Brilliant
Chief Executive Officer

ANNEX - RECONCILIATION OF NON-GAAP MEASURES
As supplemental information, we are providing performance measures that are based on methodologies other than U.S. generally accepted accounting principles (“non-GAAP”). We believe the non-GAAP measures below are useful measures of our core business activities, are important metrics in estimating the value of an asset management business and may enable more appropriate comparison to our peers. These non-GAAP measures should not be a substitute for financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”) and may be calculated differently by other companies. The following schedule reconciles GAAP measures to non-GAAP measures for the years ended December 31, 2020, 2019, 2018, 2017, 2016, and 2015 respectively.

	Year Ended December 31,
(in thousands, except percentages and per share data)	2020	2019	2018	2017	2016	2015
Total revenue	$126,388	$136,624	$145,628	$145,202	$136,103	$124,426

Net operating income, GAAP basis	$45,538	$47,935	$71,256	$67,001	$63,069	$58,720
Non-GAAP adjustments:
Gains (losses) on deferred compensation plan investments, net(1)	2,219	5,977	(2,122)	2,382	1,837	(234)
Net operating income, as adjusted, non-GAAP basis(2)	47,757	53,912	69,134	69,383	64,906	58,486
Non-GAAP adjustments:
Tax provision on net operating income, as adjusted, non-GAAP basis(3)	(12,668)	(13,680)	(19,542)	(25,704)	(23,626)	(21,090)
Net operating income, as adjusted, after tax, non-GAAP basis(4)	$35,089	$40,232	$49,592	$43,679	$41,280	$37,396

Net operating income, as adjusted after tax per diluted share, non-GAAP basis(5)	$10.91	$11.71	$14.11	$12.65	$12.09	$11.13
Diluted weighted average shares outstanding, GAAP basis	3,215	3,437	3,515	3,452	3,413	3,360

Operating profit margin, GAAP basis	36%	35%	49%	46%	46%	47%
Operating profit margin, as adjusted, non-GAAP basis(6)	38%	39%	47%	48%	48%	47%
(1) Gains (losses) on deferred compensation plan investments, net: The gain (loss) on deferred compensation plan investments, which increases (decreases) deferred compensation expense included in operating income, is removed from operating income in the calculation because it is offset by an equal amount in investment income (loss) below net operating income on the income statement, and thus has no impact on net income attributable to us.
(2) Net operating income, as adjusted: This non-GAAP measure represents our net operating income adjusted to exclude the impact on compensation expense of gains and losses on investments in the deferred compensation plan.
(3) Tax provision on net operating income, as adjusted: This non-GAAP measure represents the tax provision excluding the impact of investment related activity and the sale of subsidiary and is calculated by applying the unconsolidated effective tax rate to net operating income, as adjusted.
(4) Net operating income, as adjusted, after tax: This non-GAAP measure deducts from the net operating income, as adjusted, the tax provision on net operating income, as adjusted.
(5) Net operating income, as adjusted after tax per diluted share: This non-GAAP measure was calculated by dividing the net operating income, as adjusted after tax, by diluted weighted average shares outstanding.
(6) Operating profit margin, as adjusted: This non-GAAP measure was calculated by dividing the net operating income, as adjusted, by total revenue.

Diamond Hill Investment Group, Inc.
325 John H. McConnell Boulevard, Suite 200
Columbus, Ohio 43215

March 12, 2021

Dear Shareholders:

We cordially invite you to attend the 2021 Annual Meeting of Shareholders of Diamond Hill Investment Group, Inc., to be held at Diamond Hill Investment Group, Inc., 325 John H. McConnell Boulevard, Suite 200, Columbus, Ohio 43215, on Monday, April 26, 2021 at 9:00 a.m. Eastern Daylight Saving Time.

The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the meeting. The business portion of the Annual Meeting will continue as previously scheduled. However, due to the coronavirus (COVID-19) pandemic, Diamond Hill has decided to hold its customary management presentation and question and answer session virtually on Tuesday, May 4, 2021 at 2:00 p.m. Eastern Daylight Saving Time. On behalf of the Board of Directors, we urge you to sign, date, and return the enclosed proxy card as soon as possible, even if you currently plan to attend the Annual Meeting. Returning the enclosed proxy card will not prevent you from voting in person, but will ensure that your vote is counted if you are unable to attend the Annual Meeting. Your vote is important, regardless of the number of shares you own.

Sincerely,
Heather E. Brilliant
Chief Executive Officer

Diamond Hill Investment Group, Inc.
325 John H. McConnell Boulevard, Suite 200, Columbus, Ohio 43215

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 26, 2021

Notice is hereby given that the 2021 Annual Meeting of Shareholders (the “Annual Meeting”) of Diamond Hill Investment Group, Inc. (the “Company”), will be held at Diamond Hill Investment Group, Inc., 325 John H. McConnell Boulevard, Suite 200, Columbus, Ohio 43215, on Monday, April 26, 2021 at 9:00 a.m. Eastern Daylight Saving Time, to consider and act upon the following matters:

1)the election of six directors to serve on the Company’s Board of Directors until the Company’s 2022 Annual Meeting of Shareholders and until their successors have been duly elected and qualified;
2)the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021;
3)a non-binding, advisory resolution to approve the compensation of the Company’s named executive officers;
4)the approval and adoption of the Diamond Hill Investment Group, Inc. Employee Stock Purchase Plan; and
5)such other business as may properly come before the Annual Meeting or any adjournment thereof.

Action may be taken on the foregoing proposals at the Annual Meeting or at any adjournment of the Annual Meeting. The Board of Directors has fixed the close of business on March 1, 2021, as the record date for determining the shareholders entitled to vote at the Annual Meeting and any adjournments thereof. Please complete, sign, and date the enclosed proxy card, which is solicited by the Company’s Board of Directors, and mail it promptly in the enclosed envelope. Alternatively, you may vote by phone or electronically over the Internet in accordance with the instructions on the enclosed proxy card. Returning the enclosed proxy card, or voting electronically through the Internet or by telephone, does not affect your right to vote in person at the Annual Meeting. If you attend the Annual Meeting you may revoke your proxy and vote in person if your shares are registered in your name.

COVID-19 Protocols

In light of the continuing risk posed by the coronavirus ("COVID-19") pandemic, we strongly encourage shareholders to return the enclosed proxy card or vote by phone or electronically prior to the Annual Meeting rather than attending in person. Due to the social distancing mandates of local and state authorities related to COVID-19, we are limiting attendance at the meeting. We ask that you register in advance if you plan to attend the Annual Meeting by contacting Carlotta D. King, Secretary, at (614) 255-3333 no later than Wednesday, April 21, 2021 at 5:00 p.m. Eastern Daylight Saving Time to allow us to plan appropriately for the attendees. At the Annual Meeting, you will be asked to present the enclosed proxy card (or, if you hold your shares in “street name”, a signed proxy from your broker or other nominee giving you the right to vote your shares at the Annual Meeting) and a form of identification.

Additional protocols will also be in place at the Annual Meeting to protect the safety and well-being of our directors, employees and guests. These protocols include requiring all attendees to wear face masks that cover both nose and mouth, a temperature check, and answering certain health related questions upon arrival. All people attending the meeting in person must bring their own and wear their face masks, and we reserve the right to refuse entrance to anyone who refuses to comply with our safety protocols.

Social distancing requirements will also be enforced. In the event that, prior to the meeting, any orders or limitations are imposed by applicable authorities that would limit or otherwise affect meeting attendance or the safety protocols, the Company will comply with any such limitations or orders. We urge you to check whether any such orders or limitations have been imposed prior to attending the Annual Meeting in person.

PROMPTLY RETURNING YOUR PROXY CARD WILL SAVE THE COMPANY THE EXPENSE OF MAKING FURTHER REQUESTS FOR PROXIES IN ORDER TO OBTAIN A QUORUM. WHETHER OR NOT YOU PLAN

TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. ALTERNATIVELY, REFER TO THE INSTRUCTIONS ON THE PROXY CARD TO TRANSMIT YOUR VOTING INSTRUCTIONS VIA THE INTERNET OR BY TELEPHONE.

By order of the Board of Directors,
Carlotta D. King, Secretary

Columbus, Ohio
March 12, 2021

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 26, 2021:
The Proxy Statement and the Company’s 2020 Annual Report on Form 10-K are available without charge at the following location:
https://www.diamond-hill.com/proxy

Diamond Hill Investment Group, Inc.
325 John H. McConnell Boulevard, Suite 200
Columbus, Ohio 43215

PROXY STATEMENT
FOR THE ANNUAL MEETING OF SHAREHOLDERS OF
DIAMOND HILL INVESTMENT GROUP, INC.
TO BE HELD ON APRIL 26, 2021

This Proxy Statement is being furnished to the shareholders of Diamond Hill Investment Group, Inc., an Ohio corporation (the “Company”, “we”, “us”, or “our”), in connection with the solicitation of proxies by our Board of Directors (the “Board”) for use at our 2021 Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the offices of Diamond Hill Investment Group, Inc., 325 John H. McConnell Boulevard, Suite 200, Columbus, Ohio 43215, at 9:00 a.m., Eastern Daylight Saving Time, on April 26, 2021, and any adjournment thereof. A copy of the Notice of Annual Meeting accompanies this Proxy Statement. This Proxy Statement and the enclosed proxy are first being mailed to shareholders on or about March 12, 2021. Only our shareholders of record at the close of business on March 1, 2021, the record date for the Annual Meeting, are entitled to notice of, and to vote at, the Annual Meeting.

The purposes of this Annual Meeting are:

1)     to elect six directors to serve on our Board until our 2022 Annual Meeting of Shareholders and until their successors have been duly elected and qualified;

2)    to consider and vote upon a proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021;

3)    to consider and vote upon a non-binding, advisory resolution to approve the compensation of our named executive officers;

4)    to approve and adopt the Diamond Hill Investment Group, Inc. Employee Stock Purchase Plan; and

5)    to transact such other business that may properly come before the Annual Meeting or any adjournment thereof.

Those common shares represented by: (i) properly signed proxy cards received by us prior to the Annual Meeting, or (ii) properly authenticated voting instructions recorded electronically over the Internet or by telephone prior to 7:00 p.m., Eastern Daylight Saving Time on April 25, 2021 and, in each case, that are not revoked, will be voted at the Annual Meeting as directed by the shareholders. If a shareholder submits a valid proxy and does not specify how the common shares should be voted, they will be voted as recommended by the Board. The proxy holders will use their best judgment regarding any other matters that may properly come before the Annual Meeting.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:    When and where will the Annual Meeting take place?

A:    The Annual Meeting will be held at Diamond Hill Investment Group, Inc., 325 John H. McConnell Boulevard, Suite 200, Columbus, Ohio 43215, on Monday, April 26, 2021, at 9:00 a.m., Eastern Daylight Saving Time.

Q: How do I attend the Annual Meeting?

A: We currently intend to hold the business portion of the Annual Meeting in person as scheduled. However, due to the COVID-19 pandemic, we have decided to hold our customary management presentation and question and answer session virtually on Tuesday, May 4, 2021 at 2:00 p.m. Eastern Daylight Saving Time.

With respect to the Annual Meeting, in light of the continuing risk posed by the COVID-19 pandemic, we strongly encourage shareholders to return the enclosed proxy card or vote by phone or electronically prior to the Annual Meeting rather than attending in person. We also plan to limit the in-person attendance to shareholders as of the close of business on March 1, 2021, due to the social distancing mandates of local and state authorities related to COVID-19 and the overall safety of attendees. If you plan to attend the Annual Meeting in person, we ask that you register in advance by contacting Carlotta D. King, Secretary, at (614) 255-3333 no later than Wednesday, April 21, 2021 at 5:00 p.m. Eastern Daylight Saving Time.

Additional protocols will also be in place at the Annual Meeting to protect the safety and well-being of our directors, employees and guests. These protocols include requiring all attendees to wear face masks that cover both nose and mouth, a temperature check, and answering certain health related questions upon arrival. All people attending the meeting in person must bring their own and wear their face masks, and we reserve the right to refuse entrance to anyone who refuses to comply with our safety protocols.

Social distancing requirements will also be enforced. In the event that, prior to the meeting, any orders or limitations are imposed by applicable authorities that would limit or otherwise affect meeting attendance or the safety protocols, the Company will comply with any such limitations or orders. We urge you to check whether any such orders or limitations have been imposed prior to attending the Annual Meeting in person.

Q:    What may I vote on at the Annual Meeting?

A:    At the Annual Meeting, you will be asked to consider and vote upon:
•the election of six directors to serve on the Board until our 2022 Annual Meeting of Shareholders;
•the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021;
•a non-binding, advisory resolution to approve the compensation of our named executive officers;
•the approval and adoption of the Diamond Hill Investment Group, Inc. Employee Stock Purchase Plan; and
•such other business as may properly come before the Annual Meeting or any adjournment thereof.

Q:    What do I need to do now?

A:    After carefully reading this Proxy Statement, indicate on the enclosed proxy card how you want your shares to be voted and sign and mail the proxy card promptly in the enclosed envelope. Alternatively, you may vote by phone or over the Internet in accordance with the instructions on your proxy card. The deadline for transmitting voting instructions over the Internet or telephonically is 7:00 p.m. Eastern Daylight Saving Time on Sunday, April 25, 2021. If you vote by phone or over the Internet, you do not need to return a proxy card. You should be aware that if you vote over the Internet or by phone, you may incur costs associated with electronic access, such as usage charges from Internet service providers and telephone companies.

Q:    What does it mean if I get more than one proxy card?

A:    If your shares are registered in more than one account, you will receive more than one proxy card. If you intend to vote by mail, please sign, date, and return all proxy cards to ensure that all your shares are voted. If you are a record holder and intend to vote by telephone or over the Internet, you must do so for each individual proxy card you receive.

Q:    What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:    Many shareholders are beneficial owners of our shares, meaning they hold their shares in “street name” through a broker, bank, or other nominee. As summarized below, there are some distinctions between shares held of record and shares owned beneficially.

Shareholder of Record. For shares registered directly in your name with our transfer agent, you are considered the shareholder of record and we are sending this Proxy Statement and related materials directly to you. As a shareholder of record, you have the right to vote in person at the Annual Meeting or you may grant your proxy directly to the Board’s designees by completing, signing, and returning the enclosed proxy card, or voting over the Internet or by phone.

Beneficial Owner. For shares held in “street name”, you are considered the beneficial owner and this Proxy Statement and related materials are being forwarded to you by your broker, bank, or other nominee, who is the shareholder of record. As the beneficial owner, you have the right to direct your broker or other nominee on how to vote your shares. Your broker or nominee will provide you with information on the procedures you must follow to instruct them how to vote your shares or how to revoke previously given voting instructions.

Q:    If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:    Your broker will vote your shares in the manner you instruct, and you should follow the voting instructions your broker has provided to you. However, if you do not provide voting instructions to your broker, it may vote your shares in its discretion on certain “routine” matters. The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the 2021 fiscal year is considered a routine matter, and if you do not submit voting instructions, your broker may choose, in its discretion, to vote or not vote your shares on the ratification. None of the other matters to be voted on at the Annual Meeting are routine, and your broker may not vote your shares on those matters without your instructions.

Q:    May I revoke my proxy or change my vote after I have mailed a proxy card or voted electronically over the Internet or by telephone?

A:    Yes. You can change your vote at any time before your proxy is voted at the Annual Meeting. If you are the record holder of the shares, you can do this in any one of three ways:

•Send a written statement to Carlotta D. King, the Company's Secretary, at Diamond Hill Investment Group, Inc., 325 John H. McConnell Boulevard, Suite 200, Columbus, Ohio 43215, stating that you would like to revoke your proxy, which must be received prior to the Annual Meeting;

•Send a newly signed and later-dated proxy card, which must be received prior to the Annual Meeting, or submit later-dated electronic voting instructions over the Internet or by telephone no later than 7:00 p.m., Eastern Daylight Saving Time on April 25, 2021; or

•Attend the Annual Meeting and either revoke your proxy in person prior to the start of voting at the Annual Meeting or vote in person at the Annual Meeting. Attending the Annual Meeting will not, by itself, revoke your proxy or a prior Internet or telephone vote.

If you are a beneficial owner, you may change your vote by submitting new voting instructions to your broker or nominee. You should review the instructions provided by your broker or nominee to determine the procedures you must follow.

Q:    Can I vote my shares in person at the Annual Meeting?

A:    You may vote shares for which you are the record holder in person at the Annual Meeting. If you choose to attend, please bring the enclosed proxy card and a form of identification, even if you have registered to attend the Annual Meeting. If you are a beneficial owner and you wish to attend the Annual Meeting and vote in person, you will need a signed proxy from your broker or other nominee giving you the right to vote your shares at the Annual Meeting and a form of identification, even if you have registered to attend the Annual Meeting. To obtain directions to attend the Annual Meeting and vote in person, please call Carlotta D. King, Secretary, at (614) 255-3333 or visit the Company’s website, https://www.diamond-hill.com/contact/. In light of the continuing risk posed by the COVID-19 pandemic, we strongly encourage shareholders to return the enclosed proxy card or vote by phone or electronically prior to the Annual Meeting rather than attending in person.

Q:    How will my shares be voted if I submit a proxy without voting instructions?

A:    If you submit a proxy and do not indicate how you want your shares voted, your proxy will be voted on the proposals as recommended by the Board. The Board’s recommendations are set forth in this Proxy Statement.

Q:    Who can answer my questions about how I can submit or revoke my proxy or vote by phone or via the Internet?

A:    If you are a record holder and have more questions about how to submit your proxy, please call Carlotta D. King, the Company's Secretary, at (614) 255-3333. If you are a beneficial owner, you should contact your broker or other nominee to determine the procedures you must follow.

PROCEDURAL MATTERS

Record Date

Only our shareholders of record at the close of business on March 1, 2021, the record date, will be entitled to vote at the Annual Meeting. As of the record date, there were 3,160,019 of our common shares outstanding and entitled to be voted at the Annual Meeting.

Proxy

Your shares will be voted at the Annual Meeting as you direct on your signed proxy card or in your telephonic or Internet voting instructions. If you submit a proxy card without voting instructions, it will be voted as recommended by the Board. The Board's recommendations are set forth in this Proxy Statement. The duly appointed proxy holders will vote in their discretion on any other matters that may properly come before the Annual Meeting.

Voting

A shareholder may cast one vote for each outstanding share held by the shareholder on each separate matter of business properly brought before the Annual Meeting. If you hold shares in street name, we encourage you to instruct your broker or other nominee as to how to vote your shares.

Director elections. Votes that shareholders cast "FOR" a director-nominee must exceed the votes that shareholders cast "AGAINST" a director-nominee for the individual to be elected. Please also see the discussion of our "Majority Voting" provisions within Proposal 1.

Ratification of selection of KPMG. The affirmative vote of the holders of a majority of the shares cast on the proposal is required to ratify the selection of KPMG LLP ("KPMG") as the Company’s independent registered public accounting firm for fiscal year 2021.

Advisory approval of named executive officer compensation. The affirmative vote of the holders of a majority of the shares cast on the proposal is required for non-binding shareholder advisory approval of the compensation of the Company’s named executive officers.

Approval and adoption of the Diamond Hill Investment Group, Inc. Employee Stock Purchase Plan. The affirmative vote of the holders of a majority of the shares cast on the proposal is required to approve and adopt the Employee Stock Purchase Plan.

Effect of broker non-votes and abstentions. Under the applicable regulations of the Securities and Exchange Commission (the “SEC”) and the rules of the exchanges and other self-regulatory organizations of which the brokers are members, brokers who hold common shares in street name for beneficial owners may sign and submit proxies and may vote our common shares on certain “routine” matters. The ratification of KPMG is considered routine. Under applicable stock exchange rules, brokers are not permitted to vote without instruction in the election of directors. In addition, SEC regulations prohibit brokers from voting without customer instruction on the approval of named executive officer compensation. Proxies that are signed and submitted by brokers that have not been voted on certain matters are referred to as “broker non-votes.”

Neither broker non-votes nor abstentions will have any effect on the election of directors, the ratification of the appointment of KPMG, the advisory approval of named executive officer compensation, or the approval and adoption of the Diamond Hill Investment Group, Inc. Employee Stock Purchase Plan.

Quorum

Business can be conducted at the Annual Meeting only if a quorum, consisting of the holders of at least a majority of our outstanding shares entitled to vote, is present, either in person or by proxy. Abstentions and broker non-votes will be counted toward establishing a quorum. If a quorum is not present at the time the Annual Meeting is convened, a majority of the shares represented in person or by proxy may adjourn the Annual Meeting to a later date and time, without notice other than announcement at the Annual Meeting. At any such adjournment of the Annual Meeting at which a quorum is present, any business may be transacted which might have been transacted at the Annual Meeting as originally called.

Solicitation; Expenses

We will pay all expenses of the Board’s solicitation of the proxies for the Annual Meeting, including the cost of preparing, assembling. and mailing the Notice, proxy card, and Proxy Statement, postage for return envelopes, the handling and expenses for tabulation of proxies received, and charges of brokerage houses and other institutions, nominees, or fiduciaries for forwarding such documents to beneficial owners. We will not pay any electronic access charges associated with Internet or telephonic voting incurred by a shareholder. We may solicit proxies in person or by telephone, facsimile, or e-mail. Our officers, directors and employees may also assist with solicitation, but will receive no additional compensation for doing so.

No person is authorized to give any information or to make any representation not contained in this Proxy Statement, and you should not rely on any such information or representation. This Proxy Statement does not constitute the solicitation of a proxy in any jurisdiction from any person to whom it is unlawful to make such proxy solicitation in such jurisdiction. The delivery of this Proxy Statement does not, under any circumstances, imply that there has not been any change in the information set forth herein since the date of this Proxy Statement.

Requests for Proxy Statement and Annual Report on Form 10-K; Internet Availability

Our Annual Report on Form 10-K for the year ended December 31, 2020 (the "Form 10-K"), including audited consolidated financial statements, accompanies this Proxy Statement but is not a part of the proxy solicitation material. We are delivering a single copy of this Proxy Statement and the Form 10-K to multiple shareholders sharing an address unless we have received instructions from one or more of these shareholders to the contrary. However, each shareholder will continue to receive a separate proxy card. We will promptly deliver a separate copy of the Proxy Statement and/or Form 10-K, at no charge, upon receipt of a written or oral request by a record shareholder at a shared address to which a single copy of the documents was delivered. Written or oral requests for a separate copy of the documents, or to provide instructions for delivery of documents in the future, may be directed to Carlotta D. King, Secretary, at Diamond Hill Investment Group, Inc., 325 John H. McConnell Boulevard, Suite 200, Columbus, Ohio 43215 or by phone at (614) 255-3333. Additionally, this Proxy Statement and our Form 10-K are available on the internet free of charge at: https://www.diamond-hill.com/proxy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth beneficial ownership of our common shares as of the record date, March 1, 2021, by: (a) all persons known by us to beneficially own 5% or more of the Company’s outstanding shares, (b) each director of the Company, (c) the Company's named executive officers, and (d) all of the Company's executive officers, directors, and director nominees as a group. Although not required, we have also voluntarily disclosed all common shares beneficially owned by all other employees of the Company, excluding its executive officers. Unless otherwise indicated, the named persons exercise sole voting and dispositive power over the shares listed. None of the named persons hold any outstanding options to acquire our common shares, and none of the named persons have pledged any common shares of the Company as security.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)
Heather E. Brilliant	29,161	(2)	*
Richard S. Cooley	5,279		*
Randolph J. Fortener	8,600		*
James F. Laird	34,000		1.1%
Thomas E. Line	19,695	(2)	*
Paula R. Meyer	2,379		*
Bradley C. Shoup	7,200		*
Nicole R. St. Pierre	2,379		*
Directors, nominees, and executive officers as a group (8 persons)	108,693		3.4%
All other employees of the Company (125 persons)	411,791	(3)	13.0%
5% Beneficial Owners
BlackRock, Inc.(4)	246,279		7.8%
Wells Fargo & Company(5)	163,055		5.2%
_______________
(1)    Beneficial ownership of less than 1% is represented by an asterisk (*). The percent of class is based upon the number of common shares beneficially owned by the named person divided by 3,160,019, which was the total number of shares that were issued and outstanding as of March 1, 2021.
(2)    Includes 473 and 1,294 shares for Ms. Brilliant, and Mr. Line, respectively, that are held in the Diamond Hill Investment Group 401(k) Plan and Trust (the "401(k) Plan"), over which the Trustee of the 401(k) Plan possesses the voting power.
(3)    Includes all other employees of the Company not listed above as of March 1, 2021. Each employee has sole voting power over the shares of such employee reflected in the table, except for the 73,333 shares that are held in the 401(k) Plan, over which the Trustee of the 401(k) Plan possesses voting power. Certain shares are subject to restrictions on the power to dispose of the shares. The employees do not constitute a Group as defined by Rule 13d-1 of the Exchange Act.
(4)    Based on information contained in Schedule 13G/A filed with the SEC on January 29, 2021, by BlackRock, Inc. to report beneficial ownership by its subsidiaries (BlackRock Advisors, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock (Netherlands) B.V., BlackRock Fund Advisors, BlackRock Asset Management Ireland Limited, BlackRock Institutional Trust Company, N.A., BlackRock Financial Management, Inc., BlackRock Life Limited, BlackRock Fund Managers Ltd, BlackRock Asset Management Schweiz AG, and BlackRock Investment Management, LLC) of shares as of December 31, 2020. This Schedule 13G/A reported that BlackRock, Inc., through its subsidiaries, had sole voting power over 241,314 shares and sole dispositive power over 246,279 shares. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.
(5)     Based on information contained in Schedule 13G/A filed with the SEC on February 11, 2021, by Wells Fargo & Company to report beneficial ownership by its subsidiaries (Wells Fargo Clearing Services, LLC, Wells Fargo Advisors Financial Network, LLC, Wells Fargo Funds Management, LLC, Wells Capital Management Incorporated, and Wells Fargo Bank, National Association) of shares as of December 31, 2020. This Schedule 13G/A reported that Wells Fargo & Company, through its subsidiaries, had sole voting power and dispositive power over 4,856 shares, shared voting power over 7,317 shares, and shared dispositive power over 158,199 shares. The address for Wells is 420 Montgomery Street, San Francisco, CA 94163.

DELINQUENT SECTION 16(A) REPORTS

We believe that all filing requirements to comply with Section 16(a) of the Securities Exchange Act of 1934, as amended, were met during the fiscal year ended December 31, 2020 and through the date of this Proxy Statement.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Board guides the strategic direction of the Company and oversees its management. All of our directors are elected annually.

On February 24, 2021, director Bradley C. Shoup notified the Company that he intended to retire from the Board upon expiration of his current term at the Annual Meeting. As a result, he will not be nominated for re-election at the Annual Meeting.

Pursuant to the recommendation of the Nominating and Governance Committee, the Board has nominated the six nominees listed below for election, all of whom are current directors, to hold office until the 2022 Annual Meeting of Shareholders and until their respective successors are elected and qualified. If any nominee becomes unable or unwilling to serve between the date of this Proxy Statement and the Annual Meeting, proxies will be voted FOR the election of a replacement recommended by the Nominating and Governance Committee and approved by the Board.

Majority Voting

In an uncontested election, a nominee will not be elected unless he or she receives more “FOR” votes than “AGAINST” votes. In addition, pursuant to the Board's Corporate Governance Guidelines, any director who fails to obtain the required vote in an uncontested election will be expected to promptly submit his or her resignation to the Board. The Board will then decide, after considering the Nominating and Governance Committee's recommendation, whether to accept or decline the resignation, or decline the resignation with conditions. The Board will make any such decision within 90 days following the date of the Annual Meeting of Shareholders at which such uncontested election occurred. Plurality voting will apply to any contested elections.

Director Independence

The Board has determined that each of Richard S. Cooley, Randy J. Fortener, James F. Laird, Paula R. Meyer, Bradley C. Shoup, and Nicole R. St. Pierre qualifies as independent under the rules and independence standards of The NASDAQ Stock Market (“NASDAQ”), as well as applicable SEC requirements. The Board has determined that Heather E. Brilliant is not independent. There are no family relationships among our directors and executive officers.

The Nominees

The Board has determined that all of our director nominees are qualified to serve as directors of the Company. In addition to the specific business experience listed below, each of our director nominees has the tangible and intangible skills and attributes that we believe are required to be an effective director of the Company, including experience at senior levels in areas of expertise helpful to the Company, a willingness and commitment to assume the responsibilities required of a director, and the character and integrity we expect of our directors. The specific qualifications of each individual nominee are set forth under such nominee's name below.

Heather E. Brilliant, CFA, age 44, was appointed as a director, President and Chief Executive Officer ("CEO") of the Company effective September 3, 2019. Ms. Brilliant previously served as Chief Executive Officer, Americas with First State Investments from 2017 until joining the Company. Prior to that role, she spent almost 14 years with Morningstar where she served as Global Head of Equity & Credit Research before advancing to Chief Executive Officer, Morningstar Australasia. Earlier in her career, she held several roles analyzing both credit and equity at firms including Driehaus Capital Management, Coghill Capital Management, and Bank of America.

Ms. Brilliant received her Bachelor's degree from Northwestern University and an MBA from the University of Chicago. Ms. Brilliant also holds the Chartered Financial Analyst designation and is past chair and served as a member of the CFA Institute Board of Governors from 2013-2020.

Ms. Brilliant's qualifications to serve on the Board include her prior experience as CEO of a division of an investment firm as well as her in depth knowledge of the investment management industry through her more than 20 years of experience as an investment professional and industry executive.

Richard S. Cooley, age 52, was appointed a director in October 2020, and currently serves on the Audit Committee, the Nominating and Governance Committee, and the Compensation Committee, and has been determined by the Board to be an audit committee financial expert as defined by the SEC. During the past five years, Mr. Cooley has primarily and intermittently served as a teaching assistant at the University of Chicago. From 2007 to 2013, Mr. Cooley served as Morningstar, Inc.’s Chief Financial Officer, and was responsible for the firm’s investor relations, financial reporting, corporate finance, tax, corporate communications, and U.S. national sales teams. Prior to becoming Chief Financial Officer ("CFO"), from 2003 to 2007 Mr. Cooley was CEO of Morningstar’s operations in Australia and New Zealand. Mr. Cooley also established Morningstar’s government affairs function.

Mr. Cooley holds Bachelor of the Arts and Master of the Arts degrees from Illinois State University, and a Master of the Arts degree from the University of Chicago. Mr. Cooley currently is a PhD candidate in the Department of Political Science at the University of Chicago.

Mr. Cooley's qualifications to serve on the Board include his substantial experience in accounting and financial matters due to serving as CFO of a global, publicly-traded financial services firm, his experience as CEO of a division of a large financial services firm, as well as his experience serving as a board member for numerous for-profit companies.

Randolph J. Fortener, age 67, has been a director of the Company since 2013, is the Chair of the Audit Committee, currently serves on the Nominating and Governance Committee and the Compensation Committee, and has been determined by the Board to be an audit committee financial expert as defined by the SEC. Since 2014, Mr. Fortener has been the CEO of Cozzins Road Capital, a private investment firm. As its CEO, Mr. Fortener directs all investment and acquisition activity for Cozzins Road Capital. Previously, Mr. Fortener worked at the Crane Group, a private holding and management company, based in Columbus, Ohio, from 1990 to 2014 and served as the president of Crane Investment Company from 2007 to 2014. Prior to joining the Crane Group, Mr. Fortener was a partner at Deloitte & Touche LLP, a big four accounting firm, providing services to investment banking firms. Mr. Fortener also specialized in estate and tax planning for privately held businesses while with Deloitte. Mr. Fortener has over 40 years of business experience, with an emphasis on corporate acquisitions and investments.

Mr. Fortener received a Bachelor of Science in accounting from The University of Findlay and his MBA in finance from the University of Dayton and is a Certified Public Accountant (inactive).

Mr. Fortener’s qualifications to serve on the Board include his substantial experience in accounting and financial matters, including his significant experience as a certified public accountant and his experience on other corporate boards.

James F. Laird, CPA, age 64, has been a director of the Company since 2011 and Chair of the Board since 2019. Mr. Laird also serves on the Compensation Committee, Audit Committee and Nominating and Governance Committee, and has been determined by the Board to be an audit committee financial expert, as defined by the SEC. Mr. Laird is currently retired, and served as CFO and Treasurer of the Company from 2001 until his retirement from the Company on December 31, 2014 and served as Secretary of the Company from 2001 to 2017. He also served as President of Diamond Hill Funds from 2001 to 2014. Mr. Laird has over 30 years of experience in the investment management industry.

Mr. Laird received his Bachelor of Science in Accounting from The Ohio State University, is a Certified Public Accountant, and previously held the Series 7, 24, 26, 27 and 63 securities licenses with the Financial Industry Regulatory Authority.

Mr. Laird’s qualifications to serve on the Board include his 13 years of experience as CFO of the Company, his in-depth knowledge and involvement in our operations and his more than 30 years of experience in the financial, operational, administrative, and distribution aspects of the investment management industry.

Paula R. Meyer, age 66, was appointed as a director of the Company on February 20, 2019, is the Chair of the Nominating and Governance Committee, and currently serves on the Audit Committee and the Compensation Committee. Ms. Meyer is currently a non-executive director. She has worked in variety of roles within the investment management industry most recently serving as President of RiverSource Funds, the proprietary fund complex of Ameriprise Financial, Inc. from 1998 to 2006. She currently serves as a director for Mutual of Omaha and First Command Financial Services. She also served as a director of the Federal Home Loan Bank of Des Moines from 2007 to 2016 and on the Investment Company Institute's Board of Governors from 2000 to 2006.

Ms. Meyer received her Bachelor of Arts from Luther College, an MBA from the University of Pennsylvania, Wharton School of Business, and is a National Association of Corporate Directors Board Leadership Fellow. She has also been awarded the Certificate in Cybersecurity Oversight from the Software Engineering Institute in association with Carnegie Mellon University (2020).

Ms. Meyer's qualifications to serve on the Board include her over 25 years of leadership experience in the financial services and mutual fund industries as well as her significant governance experience as a board member on numerous for-profit and non-profit companies.

Nicole R. St. Pierre, age 48, was appointed as a director of the Company on February 20, 2019, is the Chair of the Compensation Committee, and currently serves on the Audit Committee and Nominating and Governance Committee. Ms. St. Pierre is currently a non-executive director. She has served in a variety of roles within the Asset Management group at J.P. Morgan from 1994 to 2018, most recently as Managing Director; Head of Client Services and Business Platform & Americas Regional Lead.

Ms. St. Pierre received her Bachelor of Science in Marketing from Rutgers University and an MBA from Fordham University. She has also been awarded the Certificate in Cybersecurity Oversight from the Software Engineering Institute in association with Carnegie Mellon University (2020).

Ms. St. Pierre's qualifications to serve on the Board include her over 20 years of experience in the investment management industry.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF HEATHER E. BRILLIANT, RICHARD S. COOLEY, RANDY J. FORTENER, JAMES F. LAIRD, PAULA R. MEYER, AND NICOLE R. ST. PIERRE AS DIRECTORS OF THE COMPANY.

THE BOARD OF DIRECTORS AND COMMITTEES

The Board held a total of four regularly scheduled meetings and one special meeting during the year ended December 31, 2020, and each director attended at least 75% of all Board and applicable committee meetings. Consistent with our Corporate Governance Guidelines, the directors met in executive session at each regularly scheduled Board meeting in 2020. Our Corporate Governance Guidelines provide that all directors are expected to attend each annual meeting of shareholders.

Although we do not have a formal policy requiring directors’ attendance at Annual Meetings of Shareholders, our Corporate Governance Guidelines provide that all directors are expected to attend each annual meeting of shareholders. However, due to applicable health orders issued in connection with the COVID-19 pandemic and to mitigate risks to the health and well-being of our employees, shareholders, communities and other stakeholders, the Company limited attendance at the 2020 Annual Meeting of Shareholders to a small contingent of the Company’s officers to carry out the routine legal requirements of the meeting and a proxy to cast ballots in accordance with submitted proxy votes. Therefore, our then current directors other than our Chair, Mr. Laird, did not attend the 2020 Annual Meeting of Shareholders.

Corporate Governance

The Board has three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee. The Board has adopted a written charter for each Committee. Current copies of each committee charter and our Corporate Governance Guidelines are available on our website, ir.diamond-hill.com, under the heading “Corporate Governance”.

The Board has adopted a Code of Business Conduct and Ethics for principal executive and senior financial officers of the Company. This Code is intended to deter wrongdoing and promote honest and ethical conduct, full, timely, and accurate reporting, compliance with laws, and accountability for adherence to the code, including internal reporting of code violations.

We also have a Code of Business Conduct and Ethics that is applicable to all of our employees and directors. It is our policy to require all employees to participate annually in continuing education and training relating to the Code of Business Conduct and Ethics.

Personal Trading and Hedging Policy

We have established a policy prohibiting our employees and directors from purchasing or selling shares of the Company while in possession of material nonpublic information, or otherwise using such information for their personal benefit or in any manner that would violate applicable laws and regulations. The policy also prohibits all employees and directors from purchasing or selling any derivative arrangement related to securities of the Company or engaging in any speculative, short selling, or hedging activities related to securities of the Company that may have a similar economic effect.

Audit Committee

Mr. Cooley, Mr. Fortener (Chair), Mr. Laird, Ms. Meyer, and Ms. St. Pierre serve on the Audit Committee, which met four times during 2020. The Board has determined that each of these committee members meets the independence and financial literacy rules and standards of the SEC and NASDAQ. The Board also has concluded that each of Mr. Cooley, Mr. Fortener, and Mr. Laird also meet the criteria to be an audit committee financial expert as defined by the SEC. Following the Annual Meeting of Shareholders, it is expected that Mr. Cooley will succeed Mr. Fortener as Chair of the Audit Committee.

The primary purpose of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities with respect to the retention of our independent registered public accounting firm, including appointing and overseeing the terms of its engagement and its performance, qualifications and independence, and the integrity of our financial statements, other financial information provided to shareholders, and our internal control structure. The Audit Committee also reviews all related person transactions for potential conflicts of interest on an ongoing basis, and all such transactions must be approved by the Audit Committee. Additional information on the approval of related person transactions is available under the heading “Certain Relationships and Related Person Transactions” below. The report of the Audit Committee appears below the heading “AUDIT COMMITTEE REPORT.”

Compensation Committee

Mr. Cooley, Mr. Fortener, Mr. Laird, Ms. Meyer, and Ms. St. Pierre (Chair) serve on the Compensation Committee, which met three times during 2020. The Board has determined that each of these committee members meets the independence criteria of the SEC and NASDAQ.

The primary purpose of the Compensation Committee is to: (i) review and approve the Company’s executive compensation policies, (ii) evaluate the performance of our executive officers in light of corporate goals and objectives approved by the Compensation Committee, (iii) approve the annual salaries, bonuses, stock grants, and other benefits, direct and indirect, of our executive officers, (iv) make recommendations to the full Board with respect to incentive compensation plans and equity-based plans, and (v) determine director and committee member/chair compensation for non-employee directors. The Compensation Committee has delegated to management the ability to make stock grants to non-executive employees within specific parameters to align the interests of our shareholders and our employees and to promote employee retention and long-term employee ownership. A description of the Company’s processes and procedures for the consideration and determination of executive officer compensation are discussed under the heading “Compensation Discussion and Analysis” below.

Nominating and Governance Committee

Mr. Cooley, Mr. Fortener, Mr. Laird, Ms. Meyer (Chair), and Ms. St. Pierre serve on the Nominating and Governance Committee, which met three times during 2020. The Board has determined that each of these committee members meets the independence criteria of NASDAQ.

The primary purpose of the Nominating and Governance Committee is to maintain and cultivate the effectiveness of the Board and oversee the Company’s governance policies. Among the Nominating and Governance Committee's responsibilities are Board and committee composition, director qualifications, director orientation and education, and Board evaluations. The Nominating and Governance Committee: (i) identifies, evaluates, and nominates Board candidates, (ii) reviews compliance with director stock ownership guidelines, and (iii) oversees procedures regarding shareholder nominations and other shareholder communications to the Board. The Nominating and Governance Committee is also responsible for monitoring compliance with and recommending any changes to the Company’s Corporate Governance Guidelines. Additional information regarding the committee’s activities can be found under the heading “Corporate Governance.”

Board Committee Membership

The following table summarizes the membership of the Board and each of its committees, and the number of times each met during 2020.

Director	Audit	Compensation	Nominating and Governance
Heather E. Brilliant	—	—	—
Richard S. Cooley	Member	Member	Member
Randolph J. Fortener	Chair	Member	Member
James F. Laird	Member	Member	Member
Paula R. Meyer	Member	Member	Chair
Bradley C. Shoup	Member	Member	Member
Nicole R. St. Pierre	Member	Chair	Member
Number of Meetings in 2020	4	3	3

Compensation of Directors

The Compensation Committee is responsible for periodically reviewing and recommending to the Board the compensation of our non-employee directors. At the discretion of the Board, directors are eligible to receive stock-based awards under the Diamond Hill Investment Group, Inc. 2014 Equity and Cash Incentive Plan (the “2014 Plan”). Historically, directors received long-term cliff vested restricted stock awards as the sole form of compensation for the entirety of their service as directors. Restricted stock awards were granted upon appointment to the Board and at the discretion of the Board upon recommendation by the Compensation Committee and were subject to such terms and conditions as may be established by the Compensation Committee consistent with terms of the 2014 Plan.

In 2020, the Compensation Committee considered changes to director compensation that are more consistent with current industry practices while continuing to align the interests of our directors with the long-term interests of our shareholders. The Compensation Committee engaged McLagan Data & Analysis (“McLagan”), an independent compensation consultant, to evaluate the Company’s director compensation program. After reviewing the McLagan evaluation and considering other factors and information, the Compensation Committee concluded that the compensation structure for non-employee directors required revision. Specifically, the Compensation Committee determined that the use of long-term cliff vested restricted stock awards as the sole form of compensation for the entirety of directors’ service needed to be reconsidered. As a result, in 2020, the Compensation Committee recommended that, beginning January 1, 2021, our compensation structure for directors be comprised of an annual cash award and annual stock award with a one-year vesting period, and annual chair fees, where applicable.

The Board approved the Compensation Committee’s recommendation and compensation arrangements for directors with partial-year service, as well as the appropriate transition of compensation for existing directors from the current to new structure. The Board may, on occasion, pay our directors additional cash fees in extraordinary circumstances although it did not do so in 2020.

In October 2020, Mr. Cooley was appointed to the Board. Given his part-year service in 2020 and the pending change in our director compensation structure, the Compensation Committee and the Board approved a cash payment to Mr. Cooley in the amount of $38,750 for the fourth quarter of 2020.

The following table sets forth information regarding the compensation earned by, or paid to, non-employee directors who served on our Board during the fiscal year ended December 31, 2020.

2020 Director Compensation(1)

Name	Fees Earned or Paid in Cash	Stock Awards	All Other Compensation	Total
Heather E. Brilliant	$—	$—	$—	$—
Richard S. Cooley	$38,750	$—	$—	$38,750
Randolph J. Fortener	$—	$—	$—	$—
James F. Laird	$—	$—	$—	$—
Paula R. Meyer	$—	$—	$—	$—
Bradley C. Shoup	$—	$—	$—	$—
Nicole R. St. Pierre	$—	$—	$—	$—
_______________
(1)    The above table omits certain columns where no compensation was awarded or earned.

Outstanding Stock Grants to Directors

The below table shows the amount of unvested restricted stock awards outstanding to directors as of December 31, 2020 and the service period covered by the grant. All of these awards vest in full at the conclusion of the applicable service period.

Name	Shares Granted	Approximate Service Period	Service Period Covered	Grant-Date Fair Value	Grant Date	Vesting Date
Richard S. Cooley(1)(2)	—	—	—	—	—	—
Randolph J. Fortener	3,600	Five Years	5/2/18 – 4/30/23	$694,800	5/2/18	4/30/23
James F. Laird	8,000	Ten Years	4/30/15 – 4/30/25	$1,125,760	2/27/15	4/30/25
Paula R. Meyer(2)	8,000	Ten Years	2/20/19 – 4/30/29	$1,245,600	2/20/19	4/30/29
Bradley C. Shoup	3,600	Five Years	5/1/17 – 4/30/22	$725,760	5/1/17	4/30/22
Nicole R. St. Pierre(2)	8,000	Ten Years	2/20/19 – 4/30/29	$1,245,600	2/20/19	4/30/29

_______________
(1)    As discussed above, Mr. Cooley will be entitled to compensation consistent with other non-employee directors beginning in 2021.
(2)    In connection with approved changes to the director compensation structure beginning in 2021, 1,600 shares granted to each of Ms. Meyer and Ms. St. Pierre were accelerated and vested on January 1, 2021 with the remainder forfeited. In addition, on January 1, 2021, each of Mr. Cooley, Ms. Meyer, and Ms. St. Pierre received a grant of shares of which the fair value on the grant date was $115,000, and which will vest on January 1, 2022.

Ownership and Retention Guidelines

Our Corporate Governance Guidelines prohibit shares granted to our directors as compensation from being sold while the director remains on the Board, except for sales of shares in an amount necessary to pay taxes due upon vesting. Therefore, we expect each non-employee director to hold all of the shares granted to the director as compensation for his or her entire term of service on the Board.

CORPORATE GOVERNANCE

The Nominating and Governance Committee has general oversight responsibility for assessment and recruitment of new director candidates, as well as evaluation of director and Board performance and oversight of our governance matters. The Nominating and Governance Committee has adopted Corporate Governance Guidelines and reviews them annually. The most current version of the Guidelines is available on our website, ir.diamond-hill.com, under “Corporate Governance”.

Board Leadership and Composition

We believe that separating the roles of Chair of the Board and CEO provides for a strong governance and oversight structure. The Chair of the Board approves Board agendas and schedules, chairs all executive sessions of the directors, acts as the liaison between the directors and management, is available to the Secretary to discuss and, as necessary, respond to shareholder communications to the Board, and calls meetings of the directors.

Currently, five of our six director nominees qualify as independent under NASDAQ standards, with Ms. Brilliant, our CEO, being our only non-independent director. In addition, the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee are all comprised entirely of independent directors. Overall, we believe that our Board structure is designed to foster critical oversight, good governance practices, and the interests of the Company and its shareholders.

Among other things, the Corporate Governance Guidelines address term limits of each non-employee director. Although we have a 10-year service limit for non-employee directors, the Guidelines authorize the Board to make exceptions to this limitation and permit directors to serve for an additional year. The Corporate Governance Guidelines also permit the Chair to serve longer than 10 years if he or she has not served in that role for five consecutive years. The Board has not made any exceptions to the term limits for non-employee directors during the last five years.

Board’s Role in Risk Oversight

The Board’s role in our risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including client investment results, and operational, financial, legal, regulatory information security, and strategic risks. The Audit Committee is responsible for overseeing risks relating to our accounting matters, financial reporting and legal and regulatory compliance. To satisfy these oversight responsibilities, the Audit Committee meets regularly with management and the Company’s independent registered public accounting firm. The Compensation Committee is responsible for overseeing risks relating to employment policies and our compensation and benefits programs. To satisfy these oversight responsibilities, the Compensation Committee meets regularly with management to understand the implications of compensation decisions, particularly the risks that our compensation policies pose to our finances and our relationship with our employees.

Director Orientation and Continuing Education and Development

When a new non-employee director joins the Board, the Company provides a formal orientation program to provide the new director with an understanding of our operations and financial condition. In addition, each director is expected to maintain the necessary level of expertise to perform his or her responsibilities as a director. To assist the directors in maintaining such level of expertise, we may, from time to time, offer continuing education programs in addition to briefings during Board meetings relating to the competitive and industry environment in which the Company operates and the Company’s goals and strategies.
Director Qualifications and the Nominations Process

The Nominating and Governance Committee believes that the nominees presented in this Proxy Statement currently constitute, and will continue to constitute, a Board with an appropriate level and diversity of experience, education, skills, and independence. The Nominating and Governance Committee routinely considers the composition of the Board and whether changes should be made or additional directors should be added.

The Nominating and Governance Committee supervises the nomination process for directors. In selecting nominees, the Nominating and Governance Committee considers, as applicable, independence, judgment, skills, diversity, character, community involvement, financial expertise, business experience, experience with similarly-sized companies and with publicly-traded companies, experience and skills relative to other Board members, ability to meet long-term interests of the Company and its shareholders and any additional criteria deemed appropriate by the Nominating and Governance Committee. In the event of a vacancy, including upon an increase in the number of directors, the Nominating and Governance Committee will identify, interview, examine, and make recommendations to the Board regarding appropriate candidates to fill such vacancy. When identifying potential director nominees we consider diversity among the various factors relevant to any particular nominee and the overall needs of the Board.

The Nominating and Governance Committee identifies potential candidates for the Board through principally suggestions from our directors and senior management and also through recommendations by shareholders. The Nominating and Governance Committee may also seek candidates through informal discussions with third parties. We have not historically retained search firms to help identify director candidates.

Generally, the Nominating and Governance Committee will identify potential candidates who at a minimum:

•demonstrate strong character and integrity;
•have sufficient time to carry out their duties;
•have experience at senior levels in areas of expertise helpful to the Company and consistent with the objective of having a diverse and well-rounded Board; and
•have the willingness and commitment to assume the responsibilities required of a director of the Company.

In addition, candidates expected to serve on the various Board committees must meet applicable independence and financial literacy qualifications required by NASDAQ, the SEC, and other applicable laws and regulations. The evaluation process of potential candidates also includes personal interviews and discussions with appropriate references. Once the Nominating and Governance Committee has selected a candidate, it recommends the candidate to the full Board for election if a vacancy occurs or is created by an increase in the size of the Board during the course of the year, or for nomination if the director is to be first elected by our shareholders. All of our directors serve for one-year terms and must stand for reelection annually.

All director candidates recommended by shareholders are evaluated using the same criteria as individuals nominated by the Board, the Nominating and Governance Committee, management and other sources. Shareholder recommendations for Board candidates should be directed in writing to the Company at 325 John H. McConnell Boulevard, Suite 200, Columbus, Ohio 43215, Attention: Secretary, and include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and the Company within the last three years, and evidence of the recommending person’s ownership of our common shares.

Certain Relationships and Related Person Transactions

The Board recognizes that related person transactions present a heightened risk of conflicts of interest. There has been no transaction since the beginning of fiscal 2020 and there is no currently proposed transaction in which the Company was or is to be a participant that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K. The Company has no policies or procedures for the review, approval or ratification of any transaction required to be reported under Item 404(a) of Regulation S-K, because, in the last 10 years, the Company has only been a party to one transaction that was required to be considered under Item 404(a). The Audit Committee will review any potential related person transactions as they arise and are reported to the Board or the Audit Committee, regardless of whether the transactions are reportable pursuant to Item 404(a) of Regulation S-K. For any related person transaction to be consummated or to continue, the Audit Committee must approve or ratify the transaction.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during 2020 were Mr. Cooley, Mr. Fortener, Mr. Laird, Ms. Meyer, Mr. Shoup, and Ms. St. Pierre. No director who served on the Compensation Committee during 2020 currently is, or during 2020 was, an officer, employee, or former officer of the Company. However, Mr. Laird served as the Company’s CFO until his retirement in 2014. No member of the Compensation Committee has or had any relationship during 2020 requiring disclosure by us under Item 404(a) of Regulation S-K. During 2020, none of our executive officers served as a member of the board of directors or compensation committee of any other company that has an executive officer serving as a member of our Board or Compensation Committee.

Executive Officers and Compensation Information

During 2020, Heather E. Brilliant, and Thomas E. Line were the Company’s executive officers. Ms. Brilliant's business experience and qualifications are described above under the heading "Proposal 1 - Election of Directors, The Nominees", and Mr. Line's business experience and qualifications are described below. Each executive officer devotes his or her full time and effort to the affairs of the Company.

Thomas E. Line, age 53, has served as the CFO and Treasurer of the Company since 2015 and is currently the President of the Diamond Hill Funds. Previously, Mr. Line served as an Independent Trustee and Chair for Diamond Hill Funds from 2005 to 2014. From 2012 to 2014, Mr. Line was Chief Operating Officer for Lancaster Pollard & Company. Mr. Line was Managing Director and Chief Financial Officer for Red Capital Group from 2005 to 2012 and was Vice President and Treasurer from 2004 to 2005. From 1989 to 2004, Mr. Line held various positions in the financial services industry, including seven years in various roles at KPMG. Mr. Line has over 25 years of experience in the investment management industry.

Mr. Line has a Bachelor of Science in Accounting from Wake Forest University and is a Certified Public Accountant (inactive).

Compensation Discussion and Analysis

In our Compensation Discussion and Analysis, we:

•Describe our compensation program objectives and how compensation for our named executive officers is determined; and
•Explain the tables and disclosures that follow.

This Compensation Discussion and Analysis presents compensation information for the following individuals (each, a "named executive officer"):

•Heather E. Brilliant, who served as our CEO and President in 2020; and
•Thomas E. Line, who served as our CFO and Treasurer in 2020.

Background

In the investment management industry, human capital is our most important resource. Attracting and retaining talent is a sustainable competitive advantage that allows us to deliver on our purpose and vision. We have been able to attract and retain high-quality employees due to:

•Our client-centric culture emphasized through our alignment of interest that ensures we only succeed when our clients succeed;
◦Significant employee ownership in all our investment strategies;
◦Portfolio Manager incentives that align with long-term investment results; and
◦Capacity discipline that protects our ability to add value;
•Shared Investment principles creating a cohesive suite of investment capabilities;
•Our strong corporate values – curiosity, ownership, trust and respect – that guide our corporate culture and support an inclusive workplace; and
•The nationally-competitive compensation and benefits we offer to our employees.

Competitive compensation is fundamental to sustain a business dependent on talented employees, and has a significant impact on profitability. Achieving profitability while retaining high-quality talent requires balancing the economics between our operating profit margin and compensating employees for their contributions.

At our 2020 Annual Meeting, our shareholders voted upon, and by 92% of the votes cast on the matter approved, an advisory resolution to approve the compensation of our named executive officers. The Compensation Committee of the Board (the “Compensation Committee”) believes that the results of the advisory vote on executive compensation support our previous compensation practices and the Compensation Committee's overall judgment related to our executive compensation practices. The Compensation Committee considered that endorsement in establishing the compensation of our named executive officers for 2020.

Compensation Program Objectives

Since our founding, aligning our interests directly with the clients we serve has been imperative. Inherent in this alignment is a passion for excellence enabling us to exceed client expectations. To achieve this vision, it is important that our compensation philosophy attract, retain, and motivate employees who embody our values, act like owners and advocate for client outcomes.

We maintain a long-term approach to managing our business and we aim to invest in our employees throughout their careers. We believe employees should be paid competitively for their contributions and have confidence that we are investing in them for the long term.

Our employees are paid a competitive base salary, provided with various benefits, and participate in an annual performance incentive program. We are committed to ensuring our shareholders’ and employees’ interests align by giving each permanent employee a new hire equity grant to inspire an ownership mentality from their first day of employment. In line with our long-term performance horizon, these awards cliff vest after five years of employment to promote long-term employee ownership and employee retention. Employees have further opportunities to grow their ownership stake through the new Employee Stock Purchase Plan, if approved, the option to receive the 401(k) match in company stock and, for certain roles, eligibility to receive additional shares of restricted stock through a long-term incentive program.

Performance-Focused Incentives

Our primary business objective is to meet our fiduciary duty to clients. We seek to fulfill our fiduciary duty to shareholders by managing the firm and its assets to increase shareholder value over time. Specifically, our focus is on long-term, five-year investment returns, with goals defined as rolling five-year periods in which client returns are sufficiently above relevant passive benchmarks, rank in the top quartile of similar investment strategies, and exceed a sufficient absolute return for the risk associated with the asset class. As it relates to our investment professionals, investment performance is the primary quantitative measurement that directly aligns their annual cash incentive compensation with client and firm outcomes. The compensation program for employees who are not a part of our investment team predominately considers individual, team, and company performance as the main drivers of incentive compensation determinations.

Long-Term Incentives – Restricted Stock Grants with Three-Year Graded Vesting

In 2020, management approved changes to our long-term incentive (“LTI”) program to permit annual LTI grants with graded vesting. Beginning in 2021, grants made under this revised LTI program will have a three-year vesting schedule with one-third vesting each year. This program replaces any future (non-new hire-related) five-year cliff vested grants and will make up part of the compensation for certain roles, in addition to the annual performance incentive. This program is designed to incentivize employees who have a significant impact on client outcomes and business results.

Compensation Setting Process

Role of the Compensation Committee. The purpose of the Compensation Committee is to oversee and approve the compensation programs of the Company’s executive officers and directors, including executive compensation, compensation deferral plans, stock incentive and option plans, performance incentive award programs, fringe benefit plans, other employee plans and executive employment contracts. The Compensation Committee is specifically required to fulfill certain duties and responsibilities including, but not limited to:

•Review and approve the corporate goals and objectives relevant to the compensation of the CEO, to evaluate the CEO’s performance in light of these goals and objectives, and, based on this evaluation, approve the CEO’s compensation (including any LTI or other compensation under any incentive-based or equity-based compensation plan);
•Review management’s recommendations and approve the compensation of other non-CEO executive officer compensation;
•Review and recommend to the Board the compensation for directors, including committee and committee chair fees and other compensation as appropriate;
•With respect to employee retirement plans and employee benefit plans (i.e., medical, life insurance, etc.), evaluate on a periodic basis the competitiveness of the benefit plans and adopt necessary amendments to the extent permitted by law and subject to the terms of the benefit plans;

•Review management’s recommendations and make recommendations to the Board with respect to incentive-based compensation and equity-based compensation plans and programs that are subject to Board approval, and that may be applicable to all or any portion of the employees of the Company and/or its subsidiaries;
•Evaluate whether the Company’s compensation policies, plans and practices are reasonably designed in coordination with the Company’s risk oversight policies to not create incentives for unnecessary or excessive risk taking; and
•Oversee management’s engagement and communications with shareholders and proxy advisory firms on executive compensation matters, including with respect to shareholder votes on executive compensation.

The Compensation Committee considers the sum of all pay elements when reviewing annual compensation recommendations for the named executive officers. Although the framework for compensation decision-making is tied to the Company’s overall financial performance and the creation of long-term shareholder value, the Compensation Committee retains the discretion to approve individual executive compensation based on other performance factors, such as demonstrated management and leadership capabilities and the achievement of certain investment results for client accounts and other strategic operating results.

Role of Management. The Company’s CEO evaluates the CFO as part of our annual review process and makes recommendations to the Compensation Committee regarding all elements of CFO compensation paid. The CEO's proposed changes to the CFO's compensation are based on the CFO's performance, the compensation of individuals with comparable responsibilities in competing or similar organizations, and the business results of the Company. At the Compensation Committee’s request, management attends Compensation Committee meetings to provide general employee compensation and other information to the Compensation Committee, including information regarding the design, implementation and administration of our compensation plans. The Compensation Committee also meets in executive sessions without the presence of any executive officer whose compensation the Compensation Committee is scheduled to discuss.

Use of Compensation Consultants and Surveys in Determining Executive Compensation. The Compensation Committee’s charter gives it the authority to retain an independent outside executive compensation consulting firm to assist in evaluating policies and practices regarding executive compensation and provide objective advice regarding the competitive landscape.
Each year the Committee obtains an asset management industry pay analysis prepared by McLagan, a compensation specialist focusing on the asset management industry. The companies in the McLagan analysis include approximately 160 public and private asset management companies. This analysis provides the Compensation Committee with a general overview of compensation trends in the asset management industry. The Compensation Committee does not define a specific peer group, but rather takes a broad view of the analysis across our industry, including the types and amounts of compensation paid generally by the companies surveyed. The Compensation Committee does not set any compensation elements or levels based on targeting a certain percentile from the survey, but rather sets compensation that it believes to be both competitive and based on the executive’s value to the Company. The survey is just one of many factors that the Compensation Committee considers when determining executive compensation. Management and the Compensation Committee believe this broad view of the analysis is appropriate because we compete with both public and private asset management firms, regardless of their size and scope of operations.

Elements of Compensation

Base Salary. Base salaries for our named executive officers are designed to compensate knowledge and experience and are intended to provide a fixed level of cash compensation that is appropriate given the executive’s role in the organization. Generally, base salaries are determined by: (i) scope of responsibility and complexity of position, (ii) performance history, (iii) tenure of service, (iv) internal equity within the Company’s salary structure, and (v) relative salaries of persons holding similar positions at other companies within the investment management industry. Consistent with our desire to have the majority of total compensation paid to named executive officers at risk in the form of incentive compensation, a significant majority of total compensation of our named executive officers was paid in the form of either cash bonuses and/or equity grants.

Annual Cash Bonus. The Compensation Committee awarded a discretionary cash bonus to Ms. Brilliant to compensate her for her leadership and overall contributions to the Company in fiscal year 2020. The Compensation Committee believes such bonus provided the Compensation Committee with the flexibility to consider all aspects of Ms. Brilliant’s performance and her contributions to the Company as CEO and President. In determining the amount of Ms. Brilliant’s cash bonus, the Compensation Committee considered the Company’s overall operating results for 2020, the Company’s achievements despite the COVID-19 pandemic, and the target compensation levels detailed in Ms. Brilliant's employment agreement.

The Compensation Committee also awarded a discretionary cash bonus to Mr. Line to compensate him for his performance and overall contributions to the Company in fiscal year 2020. The Compensation Committee believes that a discretionary cash bonus provided the Compensation Committee with the flexibility to consider all aspects of Mr. Line's performance and contributions to the Company which, for a CFO and Treasurer, may not be as directly tied to our operating income. In determining the amount of Mr. Line's cash bonus, the Compensation Committee considered the Company’s overall operating results for 2020, contributions by Mr. Line that were not reflected in our operating results, and broad market compensation data.

Discretionary Stock Bonus to Ms. Brilliant. In line with Ms. Brilliant’s employment agreement, the Compensation Committee awarded a discretionary vested stock bonus of $1,000,000 to Ms. Brilliant, to compensate her for her strong performance and overall contributions to the Company in fiscal year 2020. This discretionary stock bonus vested immediately upon grant and is not subject to any service-based or time-based conditions. Similar to the cash bonus awarded to Ms. Brilliant, the Compensation Committee believes a discretionary stock bonus provides the Compensation Committee with the flexibility to consider all aspects of Ms. Brilliant’s performance and contributions to the Company as CEO and President. In determining the amount of Ms. Brilliant’s stock bonus, the Compensation Committee considered the Company’s overall operating results for 2020, the desire to further align her interests with the Company and its shareholders, and the target compensation levels detailed in Ms. Brilliant's employment agreement.

Long-Term Incentive Compensation. As part of Ms. Brilliant’s 2020 compensation, the Compensation Committee granted an LTI award of $300,000 to Ms. Brilliant pursuant to the Company’s 2014 Plan in recognition of her contributions to and future impact on the Company. This restricted stock award will be granted on March 31, 2021 and is subject to a scheduled vesting of one-third per year on each April 1st from 2022 through 2024, and thus, it is not included in the summary compensation table below. The Compensation Committee believes this compensation structure strongly aligns the long-term interests of Ms. Brilliant with those of the Company and its shareholders.

As part of Mr. Line’s 2020 compensation, the Compensation Committee granted an LTI award of $250,000 to Mr. Line pursuant to the Company’s 2014 Plan in recognition of his contributions to and future impact on the Company. This restricted stock award will be granted on March 31, 2021 and is subject to a scheduled vesting of one-third per year on each April 1st from 2022 through 2024, and thus, it is not included in the summary compensation table below. The Compensation Committee believes this compensation structure strongly aligns the long-term interests of Mr. Line with those of the Company and its shareholders.

Retirement Plan Benefits. We provide retirement benefits to our named executive officers through our 401(k) Plan. Each named executive officer is entitled to participate in the 401(k) Plan on the same terms and conditions as all other employees. The 401(k) Plan does not involve any guaranteed minimum or above-market returns, as plan returns depend on actual investment results.

Deferred Compensation Plans. We have two Deferred Compensation Plans: the Diamond Hill Fixed Term Deferred Compensation Plan and the Diamond Hill Variable Term Deferred Compensation Plan (each individually, a "Deferred Compensation Plan", and together, the “Deferred Compensation Plans”). Each named executive officer is eligible to participate in one of the Deferred Compensation Plans, along with other employees of the Company. The terms and conditions of the Deferred Compensation Plans are described in more detail under the heading “Pension Plans and Non-Qualified Deferred Compensation” below.

Other Benefits and Perquisites. We do not provide supplemental retirement plan benefits to our named executive officers. As a general rule, we do not provide any perquisites or other personal benefits to our named executive officers that are not offered on an equal basis to all other employees. Our named executive officers are entitled to participate in benefit programs that entitle them to the same medical, dental, and short-term and long-term disability insurance coverage that are available to all employees.

Post-Employment Payments. Only Ms. Brilliant has an employment agreement which provides for payments upon termination of employment. More information on Ms. Brilliant's employment agreement and termination payments thereunder is set forth under the heading "Employment Agreements and Change in Control Benefits."

Section 162(m) of the Internal Revenue Code

Prior to December 22, 2017, when the Tax Cuts and Jobs Act of 2017 (“TCJA”) was signed into law, Section 162(m) of the Internal Revenue Code generally disallowed a tax deduction to publicly held companies for compensation paid to certain “covered employees” in excess of $1 million per covered employee in any year, except to the extent that the compensation in excess of the limit qualified as performance-based.

Under the TCJA, the performance-based exception has been repealed and the $1 million deduction limit now applies to: (1) anyone serving as the chief executive officer or the chief financial officer at any time during the taxable year; (2) the top three other highest compensated executive officers serving at the end of the taxable year; and (3) any individual who had been a covered employee for any taxable year of the Company that started after December 31, 2016. However, the new rules do not apply to remuneration provided pursuant to a written binding contract in effect on November 2, 2017 that is not modified in any material respect after that date.

The Board of Directors has not adopted a formal policy regarding tax deductibility of compensation paid to our executive officers. While the Board and the Compensation Committee consider the potential tax deductibility of executive compensation under Section 162(m) of the Internal Revenue Code in establishing compensation for named executive officers, the Board and the Committee require the flexibility to consider additional factors in making compensation decisions in order to best fulfill the objectives of the Company's compensation program. Accordingly, the Compensation Committee may authorize compensation that might not be deductible, and may modify compensation that was initially intended to be exempt from Section 162(m), if it determines that such compensation decisions are in the best interests of the Company and its shareholders.

Risks Related to Compensation Policies and Practices

As part of its oversight of our compensation program, the Compensation Committee considers how our current compensation programs, including the incentives created by compensation awards, affect the Company’s risk profile. In addition, the Compensation Committee reviews our compensation policies, and particularly the incentives that they create, to determine whether they encourage an appropriate level of risk-taking and do not present a significant risk to the Company. The Compensation Committee also considered the following risk mitigating factors:

•Our current compensation programs reward portfolio managers and research analysts on trailing five-year investment performance in client accounts;
•Our portfolio managers have meaningful ownership in the strategies they manage;
•A significant portion of incentive compensation is in the form of long-term equity-based awards;
•The Compensation Committee's discretionary authority to adjust annual incentive awards for named executive officers;
•The Company's internal controls over financial reporting and other financial, operational and compliance policies and practices; and
•The consistency of base salaries with executives’ responsibilities so that they are not motivated to take excessive risks to achieve a reasonable level of financial security.

Based on this review, the Compensation Committee has concluded that our compensation policies and procedures are reasonably designed to not have a material adverse effect on the Company.

Compensation Recoupment and Restitution Policy

Upon the recommendation of the Compensation Committee, the Board has adopted a compensation recoupment and restitution policy that applies to all incentive compensation received by all employees, including our named executive officers. Under the policy, we may recover all or a portion of incentive compensation (or pay out additional incentive compensation) related to awards made after the adoption of the policy, in three general situations:

•If, due to error or malfeasance, the previously determined incentive pool, or an individual award, is either too large (or too small), then any overpayment made to an employee may, in the sole discretion of the Compensation Committee and the Board, be returned to the Company or an additional payment may be made to an employee;
•If an employee engages in fraud or misconduct that contributes to the need for a financial restatement, or violates any law or regulation or any policy or procedure of the Company, then we may, in the sole discretion of the Compensation Committee and the Board, recoup all or a portion of the employee’s incentive compensation; and
•If the Compensation Committee determines that the Company's previously issued financial statements are restated as a result of error, omission, fraud or non-compliance with financial reporting requirements, then we may recoup, in the sole discretion of the Compensation Committee and the Board, all or a portion of the employee’s incentive compensation.

The policy is intended to provide enhanced safeguards against certain types of employee misconduct and provide enhanced protection to, and alignment with, shareholders. These provisions are in addition to any policies or recovery rights that are provided under applicable laws, including the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, each as amended.

Stock Ownership Guidelines

The Board adopted stock ownership guidelines for our named executive officers to further align their interests with those of our shareholders. The below table provides the target ownership level reflected in the guidelines and actual shares owned as of December 31, 2020. Each named executive officer currently holds shares well in excess of the amounts required under the guidelines.

Name	Title	Target Ownership Level	Target Number of Shares(a)	Number of Shares Owned (b)	Ownership Guideline Met
Heather E. Brilliant	CEO and President	5x Salary	13,399	25,480	Yes
Thomas E. Line	Chief Financial Officer	3x Salary	5,024	19,695	Yes
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(a)    Based on a per share price of $149.27, which was the closing price of our common shares on December 31, 2020, and the respective base salaries of our named executive officers as of that date.
(b)    Includes any unvested restricted stock and any shares held in the 401(k) Plan.

Summary Compensation Table

The following table sets forth the total compensation paid to or earned by our named executive officers for services rendered in the years indicated. Additional information on the elements of compensation included in the table below is available under the “Compensation Discussion and Analysis” section.

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards		All Other Compensation(6)	Total
Heather E. Brilliant	2020	$400,000	$600,000	$1,000,000	(2)	$46,174	$2,046,174
Chief Executive Officer	2019	$133,333	$230,000	$3,380,000	(3)	$1,020,656	$4,763,989
and President	2018	$—	$—	$—		$—	$—

Thomas E. Line	2020	$250,000	$450,000	$—		$43,500	$743,500
Chief Financial Officer	2019	$250,000	$250,000	$1,545,600	(4)	$43,100	$2,088,700
and Treasurer	2018	$250,000	$225,000	$—		$41,225	$516,225
___________________________________
(1)    The amount reported represents a discretionary cash bonus award. These awards were not based upon any pre-established performance goals.
(2)    The amount reported includes the grant date fair value of Ms. Brilliant's discretionary stock bonus award of $1,000,000 which immediately vested upon grant and without any resale restriction. This grant was not based upon any pre-established performance goals. While Ms. Brilliant's 2020 compensation included an LTI award of restricted stock, because the LTI will not be granted until March 31, 2021, it is not reflected in this summary compensation table.
(3)    The amount reported includes the grant date fair value of Ms. Brilliant's discretionary stock bonus award of $380,000, which immediately vested upon grant. The amount reported also includes the grant date fair value of $3,000,000 for Ms. Brilliant's initial equity award of 21,719 restricted shares, which were awarded to her in 2019 pursuant to her employment agreement. Subject to Ms. Brilliant's continued employment, these restricted shares will cliff vest on October 1, 2024. Neither of these grants were based upon any pre-established performance goals.
(4)    The amount reported includes the grant date fair value of Mr. Line's discretionary stock bonus award of $300,000, which immediately vested upon grant. The amount reported also includes the grant date fair value of $1,245,600 for Mr. Line's discretionary grant of 8,000 restricted shares, which were awarded to him in 2019. Subject to Mr. Line's continued employment, these restricted shares will cliff vest on January 1, 2024. This grant was not based upon any pre-established performance goals. While Mr. Line's 2020 compensation included an LTI award of restricted stock, because the LTI will not be granted until March 31, 2021, it is not reflected in this summary compensation table.
(5)    The following types of compensation are included in the “All Other Compensation” column:

Name	Year	Contributions to 401k Plan(a)	Contributions to Health Savings Account(a)	Supplemental Payment(b)	Total
Heather E. Brilliant	2020	$40,174	$6,000		$46,174
	2019	$18,769	$1,867	$1,000,000	$1,020,656
	2018	$—	$—	$—	$—

Thomas E. Line	2020	$37,500	$6,000		$43,500
	2019	$37,500	$5,600		$43,100
	2018	$35,625	$5,600		$41,225
(a)    The Company contributions to the 401(k) Plan and employee Health Savings Accounts are offered to all employees of the Company and its affiliates.
(b)    Represents an initial cash payment made pursuant to her employment agreement and in conjunction with the commencement of her employment with the Company.

Pay Ratio Disclosure

The below table shows the ratio of the median annual total compensation of all Company employees (excluding the CEO) to the annual total compensation of the Company's CEO. In determining the median employee, a listing was prepared of all current employees as of December 31, 2020. To determine the median employee, we included 2020 base salary and incentive compensation (annualized for those employees that were not employed for the full year of 2020). Once the median employee was identified, for purposes of comparison to the CEO, we then calculated the compensation for that employee in the same manner as the Total Compensation shown for our CEO in the Summary Compensation Table.

Median Employee total annual compensation	$299,100
Heather E. Brilliant, CEO, total annual compensation	$2,046,174	(1)

Ratio of CEO to Median Employee Compensation	6.8 : 1
(1)    The compensation shown for the CEO includes the total annual compensation for Ms. Brilliant for 2020 as shown in the Summary Compensation Table.

Voluntary Supplemental Pay Ratio Disclosure - GAAP Accounting
The compensation numbers presented in the below table use the actual compensation expense recorded by the Company on its financial statements contained in Form 10-K ("GAAP Accounting"). Under GAAP Accounting, in the below table long-term restricted stock awards are amortized over the vesting period of the award, as opposed to the above table, which includes the entire grant date value in the year the award is granted. The below table shows the same median employee as the above table.

Median Employee total annual compensation (1)	$341,570
Heather E. Brilliant, CEO, total annual compensation (1)	$2,646,174

Ratio of CEO to Median Employee Compensation	7.7 : 1
(1)    The compensation shown above includes $42,470 and $600,000, respectively in GAAP Accounting compensation expense related to long-term restricted stock awards.

Grants of Plan-Based Awards for 2020

The following table sets forth information regarding the awards granted to each of the named executive officers during the year ended December 31, 2020 under the 2014 Plan.

	Grant Date	Compensation Committee Action Date (1)	Estimated Possible Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Stock and Options
Name			Threshold #	Target #	Maximum #	Awards $
Heather E. Brilliant (2)	03/02/2020	02/26/2020	—	2,645	—	380,000
Thomas E. Line (2)	03/02/2020	02/26/2020	—	2,088	—	300,000
____________________

(1)    The Compensation Committee Action Date represents the date on which the Committee authorized the award.
(2)     The Compensation Committee granted the above awards to Ms. Brilliant and Mr. Line pursuant to the 2014 Plan. This award is intended to represent a portion of their total compensation. The grants were fully vested upon issuance.

Outstanding Equity Awards at December 31, 2020

The following table summarizes all outstanding equity awards held by our named executive officers as of December 31, 2020.

	Stock Awards
Name	Equity Incentive Plan Awards: Number of Unearned Shares That have Not Vested (1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested(2)
Heather E. Brilliant	21,719	$3,241,995
Thomas E. Line	8,000	$1,194,160
_______________

(1)    These shares represent a grant of restricted shares to Ms. Brilliant and Mr. Line pursuant to the 2014 Plan. Subject to their continued employment with the Company, these restricted shares will vest on October 1, 2024 for Ms. Brilliant and January 1, 2024 for Mr. Line.
(2)    The amount in this column represents the value of the awards shown, calculated as the product of the number of restricted shares underlying the award multiplied by $149.27, the closing market price of our common shares as of December 31, 2020.

Option Exercises and Stock Vested for 2020

No options have been granted to the named executive officers pursuant to the 2014 Plan. The following table sets forth information with respect to stock awards held by our named executive officers that vested in 2020.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting
Heather E. Brilliant	2,645	$380,000
Thomas E. Line	2,088	$300,000

Pension Plans and Non-Qualified Deferred Compensation

We do not maintain any pension plans for named executive officers or other employees. We offer to our named executive officers and all other employees the opportunity to participate in one of the two Deferred Compensation Plans.

Deferrals of Incentive Compensation.

Pursuant to the Deferred Compensation Plans, participants may elect to defer up to 50% of the stock portion of their annual incentive compensation and up to 100% of the cash portion of their annual incentive compensation for a plan year (the calendar year). Generally, the participant must submit a deferral election by December 31 of the year before the services are to be performed. After the applicable deadline, a deferral election is irrevocable for that plan year except under circumstances set forth in the Deferred Compensation Plan.

None of the named executive officers contributed to the Deferred Compensation Plans, and none had a balance under such plans as of December 31, 2020.
Employment Agreements and Change in Control Benefits

We currently have an employment agreement with Ms. Brilliant. A description of the agreement is set forth below. We are not a party to an employment agreement with any other employee and are not obligated to provide change in control benefits to any employee other than Ms. Brilliant.

In July 2019, we entered into an employment agreement with Ms. Brilliant. The agreement has a current expiration date of December 31, 2024. The agreement provides for an annual salary of $400,000, which may be increased (but not reduced) by the Board annually, plus a target annual cash and equity bonus of $600,000 and $1,150,000, respectively. Ms. Brilliant also received an initial cash award of $1,000,000, and an initial restricted stock award of $3,000,000 (21,719 shares) that vests on October 1, 2024, provided Ms. Brilliant remains employed with the Company on that date. Ms. Brilliant’s employment agreement also entitles her to receive health insurance and six weeks paid vacation annually and to participate in other benefit programs offered to employees. The agreement also restricts Ms. Brilliant from competing with the Company during the term of the agreement and for one year following termination of her employment and provides that she will at all times maintain the confidentiality of Company information.

If we terminate Ms. Brilliant’s employment without "Cause" (as defined in Ms. Brilliant’s employment agreement), she would be entitled to the following payments, which are quantified to reflect the amounts she would have received had her employment been terminated at December 31, 2020:

1.Her accrued but unpaid base salary and vacation and unreimbursed business expenses as of the date of termination ($0 at December 31, 2020);
2.Payments, if any, under other benefit plans and programs in effect at the time ($0 at December 31, 2020; we have no benefit plans that would result in payments upon termination);
3.A single lump sum payment equal to her base salary in effect at the date of termination ($400,000 at December 31, 2020);
4.A single lump sum payment equal to the sum of the annual target value of cash and equity incentive awards ($1,750,000 at December 31, 2020); and
5.Her accrued but unpaid annual cash bonus from the year prior to the date of termination ($600,000 at December 31, 2020).

Ms. Brilliant may terminate her employment for “Good Reason” (as defined in Ms. Brilliant’s employment agreement), which generally includes reduction of her annual base salary, relocation of the Company's principal place of business to a location more than 50 miles from its current location, assignment to her of duties inconsistent with her position and authority, a requirement that she no longer report directly to the Board, or a breach by the Company of her employment agreement. If she terminates her employment for Good Reason, Ms. Brilliant is entitled to all of the payments to which she would be entitled in the event she is terminated without Cause.

If Ms. Brilliant’s employment terminates due to her death or disability, if the employment agreement terminates in accordance with its terms or if we terminate Ms. Brilliant for “Cause” (as defined in Ms. Brilliant’s employment agreement), she will be entitled to receive the payments set forth in numbers 1 and 2 above. In the event of her death or disability, she will also receive the payments described in numbers 1, 2, and 5 above. Under the employment agreement, “Cause” generally includes material violations of our employment policies, conviction of crime involving moral turpitude, violations of securities or investment adviser laws, causing us to violate a law which may result in penalties exceeding $250,000, materially breaching the employment agreement, or fraud, willful misconduct, or gross negligence in carrying out her duties.

In the event that a “Change in Control” (as defined in Ms. Brilliant’s employment agreement), occurs and, within six months prior or 24 months following such Change in Control Ms. Brilliant's employment is terminated by the Company or its successor for any reason other than death, disability or for Cause, or Ms. Brilliant terminates her employment for Good Reason, she will be entitled to the following payments from us or our successor, in addition to the applicable payments set forth in numbers 1 through 5 above:

•A single lump sum payment equal to the year-to-date pro-rata value of her target cash and equity incentive awards ($1,750,000 at December 31, 2020); and
•Full vesting of her initial restricted stock award of 21,719 shares, to the extent not previously vested in a Change in Control transaction ($3,241,995 at December 31, 2020).

Compensation Committee Report

The Board’s Compensation Committee has submitted the following report for inclusion in this Proxy Statement:

We have reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement as required by Item 402(b) of Regulation S-K with management. Based on that review and discussion, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

Submitted by the Compensation Committee of the Board of Directors:

Richard S. Cooley
James F. Laird
Randolph J. Fortener
Paula R. Meyer
Bradley C. Shoup
Nicole R. St. Pierre, Chair

PROPOSAL 2 — RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the independent registered public accounting firm retained to audit the Company’s consolidated financial statements. To carry out this responsibility, the Committee engages in an evaluation of the independent registered public accounting firm's qualifications, performance, and independence. The Committee also periodically considers whether the independent registered public accounting firm should be rotated and the advisability and potential impact of selecting a different independent registered public accounting firm.

The Audit Committee has reappointed KPMG to serve as our independent registered public accounting firm for fiscal year 2021. KPMG was first appointed to serve as our independent registered public accounting firm on October 24, 2012, and served as our independent registered public accounting firm for fiscal 2020.

The Audit Committee and the Board of Directors believe that the continued retention of KPMG as our independent registered public accounting firm is in the best interests of the Company and our shareholders, and we are asking our shareholders to ratify the selection of KPMG as our independent registered public accounting firm for fiscal year 2021.

Representatives of KPMG are expected to be present at the Annual Meeting and will have the opportunity to make a statement, if they so desire, and respond to appropriate questions from shareholders.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2021.

If Proposal 2 is not approved, the Audit Committee will reconsider the appointment of KPMG as our independent registered public accounting firm for fiscal year 2021, and may or may not make any changes to such appointment.

Disclosure of Fees Charged by the Independent Registered Public Accounting Firm

The following table summarizes the fees billed by KPMG for services rendered to the Company and its subsidiaries during 2020 and 2019.

	Year Ended	Year Ended
	12/31/2020	12/31/2019
Audit Fees(1)	$235,000	$237,450
Audit-Related Fees	—	—
Tax Fees (2)	51,360	57,966
All Other Fees	—	—
Total Fees	$286,360	$295,416
____________________
(1)    Audit Fees include professional services rendered for the audit of annual financial statements, reviews of quarterly financial statements, issuance of consents, and assistance with review of other documents filed with the SEC.
(2)    Tax Fees include professional services rendered for tax preparation and compliance.

Pre-approval by Audit Committee

The Audit Committee has adopted policies and procedures which set forth the manner in which the committee will review and approve all audit and non-audit services to be provided by the independent registered public accounting firm (the “Services”) to ensure that the provision of the Services does not impair the firm’s independence. The pre-approval policies and procedures are as follows:

•The Audit Committee has established a pre-approval fee cap of $25,000, under which any Services in excess of the $25,000 fee cap must be submitted to the Audit Committee for review and pre-approval, and any Services less than the $25,000 fee cap must be approved by the Chief Financial Officer and then reported to the Audit Committee at its next regularly scheduled meeting.

•Pre-approval actions taken during Audit Committee meetings are recorded in the minutes of the meetings.

Audit Committee Report

During 2020, the Audit Committee was comprised of six independent directors operating under a written charter adopted by the Board, the most current version of which is available on our website, ir.diamond-hill.com, under “Corporate Governance”. Annually, the Audit Committee engages the Company’s independent registered public accounting firm. KPMG served as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2020.

Management is responsible for preparation of the Company’s financial statements and for designing and maintaining the Company’s systems of internal controls and financial reporting processes. The Company’s independent registered public accounting firm is responsible for performing an audit of the Company’s consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (“PCAOB”) and issuing reports on the Company’s financial statements and the effectiveness of the Company’s internal controls over financial reporting. The Audit Committee’s responsibility is to provide independent, objective oversight of these processes.

Pursuant to this responsibility, the Audit Committee met and held discussions with management and KPMG regarding the audited consolidated financial statements of the Company for the fiscal year ended December 31, 2020. The Audit Committee reviewed the audit plan and scope with KPMG and discussed with KPMG the applicable requirements of the PCAOB and the SEC. The Audit Committee also met with KPMG without management present to discuss the results of their audit work, their evaluation of the Company’s system of internal controls and the quality of the Company’s financial reporting.

The Committee also discussed with KPMG its independence from management and the Company, and received its written disclosures and the letter from KPMG required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence.

Management has represented to the Audit Committee that the Company’s consolidated financial statements for the year ended December 31, 2020, were prepared in accordance with United States generally accepted accounting principles. Based on the Audit Committee’s discussions with management and KPMG and its review of KPMG’s report to the Audit Committee, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC.

Submitted by the Audit Committee of the Board of Directors:

Richard S. Cooley
Randolph J. Fortener, Chair
James F. Laird
Paula R. Meyer
Bradley C. Shoup
Nicole R. St. Pierre

PROPOSAL 3 - ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS
As described in the section entitled, “EXECUTIVE OFFICERS AND COMPENSATION INFORMATION,” we believe that executive compensation should be linked with the Company’s performance and significantly aligned with the interests of the Company’s shareholders. In addition, our executive compensation program is designed to allow us to retain, and recognize the contributions of, employees who play a significant role in our current and future success. We urge you to read the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure for a detailed description of the fiscal year 2020 compensation of our named executive officers.
The vote on this resolution is not intended to address any specific element of compensation; rather, the advisory vote relates to the overall compensation of our named executive officers. This vote is advisory and therefore not binding on the Company. However, the Board and the Compensation Committee will review the voting results and will take into account the outcome of the vote when determining future compensation for the Company’s named executive officers.
Accordingly, we ask our shareholders to vote on the following resolution:
“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2021 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”
THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADVISORY APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO ITEM 402 OF REGULATION S-K.

PROPOSAL 4 - APPROVAL AND ADOPTION OF THE DIAMOND HILL INVESTMENT GROUP, INC. EMPLOYEE STOCK PURCHASE PLAN
Summary of the Employee Stock Purchase Plan

The following is a summary of the material terms of the Employee Stock Purchase Plan, which summary is qualified in its entirety by reference to the Employee Stock Purchase Plan, the complete text of which is attached to this proxy statement as Appendix A. We urge you to read the Employee Stock Purchase Plan.

Purpose. The purpose of the Employee Stock Purchase Plan is to foster and promote the Company’s long-term financial success and to increase shareholder value by: (a) providing participants with an opportunity to acquire an ownership interest in the Company, and (b) enabling the Company to attract and retain the services of outstanding individuals upon whose judgment, interest and dedication are important to the Company’s success.

Administration. The Compensation Committee of the Board will administer the Employee Stock Purchase Plan and will have full power and authority to:

•interpret the Employee Stock Purchase Plan and make all administrative decisions thereunder;
•establish, amend and rescind any rules and regulations relating to the Employee Stock Purchase Plan;
•establish the time, duration and terms of each offering period under the Employee Stock Purchase Plan, including the number of Company shares that will be available for purchase during such offering period; and
•make any other determinations and maintain such records and accounts that it deems necessary or desirable for the administration of the Employee Stock Purchase Plan.

To the extent permitted by law, the Compensation Committee may delegate any ministerial duties associated with the Employee Stock Purchase Plan. However, the Compensation Committee may not delegate any of its duties regarding the establishment of the timing and terms of any offering period for the purchase of Company shares under the Employee Stock Purchase Plan.

Eligibility. Generally, all persons who are regular full-time or part-time employees of the Company or its affiliates are eligible to participate in and purchase Company shares under the Employee Stock Purchase Plan. The only exceptions to this general eligibility rule are: (1) employees who are scheduled to work less than five (5) months in the calendar year; and (2) employees who own 5% or more of the shares of the Company.

Terms of Stock Purchase. All eligible employees may purchase up to the maximum number of Company shares permitted during an applicable offering period. However, notwithstanding any such limit, no eligible employee may purchase more than $25,000 of Company shares annually at the discounted price from the open market permitted under the Employee Stock Purchase Plan.

Stock Purchase Discount. The Internal Revenue Code of 1986, as amended (the "Code") permits companies to allow employees to purchase shares of company stock at a discount through plans established under Section 423 of the Code. The Employee Stock Purchase Plan will allow employees to purchase Company shares and receive the maximum discount of 15% permitted under the Code.

Restricted Stock. All stock purchased under the Employee Stock Purchase Plan will be held at the Company's transfer agent and subject to a twelve-month resale restriction, which will limit transferability of the stock until the expiration of that period. A new twelve-month resale restriction applies to each purchase of shares of Company stock under the Employee Stock Purchase Plan.

U.S. Federal Tax Elections. Eligible Employees can elect to purchase shares of Company stock using an after-tax deduction from their annual incentive compensation award or their regular monthly pay.

Adjustments. In the event of any share dividend, share split, recapitalization, merger, reorganization, consolidation, combination, spin-off, distribution of assets to shareholders, exchange of shares or any other change affecting the shares, the Compensation Committee will appropriately adjust: (1) the number of shares of Company stock that eligible employees have the right to purchase ("Purchase Rights"); (2) the aggregate number of shares of stock available or subject to outstanding Purchase Rights (as well as any share-based limits imposed under the Employee Stock Purchase Plan); (3) the purchase price, number of shares, and other limitations applicable to outstanding or subsequently issued Purchase Rights; and (4) any other factors, limits or terms affecting any outstanding or subsequently issued Purchase Rights.

Effect of Termination of Employment or Service. An employee whose employment with the Company or its affiliates for any reason terminates, including without limitation, due to termination for cause, death, disability, or retirement, will be deemed to have withdrawn from the Employee Stock Purchase Plan. Any cash amounts credited to the employee's plan account will be refunded to the employee (or to the employee's beneficiary, in the event of the employee’s death).

Change in Control. In the event of a change in control (as such term is defined in the Employee Stock Purchase Plan), all shares of Company stock held in each participant’s plan account will be made available to the participant under procedures developed by the transfer agent and the Compensation Committee.

Effective Date and Term. The Employee Stock Purchase Plan will become effective upon its approval by the shareholders and, unless earlier terminated, will continue until all the available shares of Company stock under the plan have been sold.

Amendment or Termination. The Board or Compensation Committee may terminate, suspend or amend the Employee Stock Purchase Plan at any time without shareholder approval except to the extent that shareholder approval is required to satisfy applicable requirements imposed by: (1) Rule 16b-3 under the Exchange Act, or any successor rule or regulation; (2) applicable requirements of Section 423 of the Code; or (3) any securities exchange, market, or other quotation system on or through on which the Company’s securities are listed or traded. Also, no amendment to the Employee Stock Purchase Plan may: (1) cause the Plan to fail to meet requirements imposed by Rule 16b-3, or (2) without the consent of the affected participant adversely affect any Purchase Right issued before the amendment, modification or termination.

New Plan Benefits. The benefits and number of Company shares to be received by the participants under the Employee Stock Purchase Plan are not determinable because, under the terms of the Employee Stock Purchase Plan, participation in the plan is voluntary and purchases are based upon elections made by the participants. Future purchase prices are not determinable because they are based upon fair market value of Company shares in future periods. Each participant is limited to the $25,000 annual purchase restriction as well as the participant purchase restrictions for any applicable offering period, as described above.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL AND ADOPTION OF THE EMPLOYEE STOCK PURCHASE PLAN.

ADDITIONAL INFORMATION

SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Given the Company’s relatively small size, our limited number of record shareholders, and the Board’s consistent practice of being open to receiving direct communications from shareholders, the Board believes that it is not necessary to implement, and we do not have, a formal process for shareholders to send communications to the Board. Our practice is to forward any communication addressed to the full Board to the Chairman; to a group of directors, to a member of the group; or to an individual director, to that person.

SHAREHOLDER PROPOSALS FOR 2022 ANNUAL MEETING

Shareholders are entitled to submit proposals on matters appropriate for shareholder action consistent with SEC rules and our Code of Regulations (the "Regulations"). Should a shareholder wish to have a proposal appear in the proxy statement for next year’s annual meeting, under applicable SEC rules, the proposal must be received by the Company’s Secretary on or before November 12, 2021, and must otherwise comply with the requirements of Rule 14a-8 of the Exchange Act. The Company will not be required to include in its proxy statement a shareholder proposal that is received after that date or that otherwise fails to meet the requirements for shareholder proposals established by applicable SEC rules.

Our Regulations govern the submission of director nominations and other business proposals that a shareholder wishes to have considered at an annual meeting of shareholders, but which are not included in our proxy statement for that meeting. Under our Regulations, director nominations or other business proposals to be addressed at our next annual meeting may be made by a shareholder entitled to vote who has delivered a notice to the Secretary of the Company not later than the close of business on January 27, 2022 and not earlier than December 28, 2021. To be eligible for consideration at an annual meeting of shareholders, a shareholder's proposal and notice thereof must otherwise comply with the procedures and requirements of our Regulations.

These advance notice provisions in our Regulations are in addition to, and separate from, the requirements that a shareholder must meet in order to have a proposal included in the proxy statement under the rules of the SEC. A proxy granted by a shareholder will give discretionary authority to the proxies to vote on any matters introduced pursuant to the above advance notice provisions in our Regulations, subject to applicable SEC rules. A copy of our Regulations may be obtained from the Carlotta D. King, Secretary, at Diamond Hill Investment Group, Inc., 325 John H. McConnell Boulevard, Suite 200, Columbus, Ohio 43215 or by phone at (614) 255-3333.

SHAREHOLDERS SHARING THE SAME ADDRESS

The SEC has implemented rules regarding the delivery of proxy materials (i.e., annual reports, proxy statements, proxy statements combined with a prospectus or any information statements provided to shareholders) to households. This method of delivery, often referred to as “householding,” generally permits the Company to send a single annual report and a single proxy statement to any household at which two or more different shareholders reside if the Company believes such shareholders are members of the same family, unless the shareholder(s) have opted out of the householding process. Each shareholder would continue to receive a separate notice of any meeting of shareholders and proxy card. The householding procedure reduces the volume of duplicate information you receive and reduces expenses. The Company has instituted householding. If (i) you wish to receive separate annual reports or proxy statements, either this year or in the future, or (ii) members of your household receive multiple copies of the annual report and proxy statement and you wish to request householding, you may contact the Company’s transfer agent, Equiniti Trust Company at P.O. Box 64874, St. Paul, Minnesota 55164-0874, or by phone at (800) 401-1957, or write to Ms. Carlotta D. King, Secretary, at 325 John H. McConnell Boulevard, Suite 200, Columbus, Ohio 43215, or by phone at (614) 255-3333.

In addition, many brokerage firms and other holders of record have instituted householding. If your family has one or more “street name” accounts under which our shares are beneficially owned, you may have received householding information from your broker, financial institution or other nominee in the past. Please contact the holder of record directly if you have questions, require additional copies of this Proxy Statement or Annual Report on Form 10-K or wish to revoke your decision to household and thereby receive multiple copies. You should also contact the holder of record if you wish to institute householding. These options are available to you at any time.

OTHER BUSINESS

The Board knows of no other business to be acted upon at the Annual Meeting. However, if any other business properly comes before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote on such matters in accordance with their best judgment.

We appreciate your prompt completion, execution, and delivery of your proxy card or your submission of voting instructions electronically over the Internet or by telephone. Whether or not you expect to attend the Annual Meeting, please complete and sign the proxy card and return it in the enclosed envelope, or vote your proxy electronically via the Internet or telephonically.

By Order of the Board of Directors
                            Carlotta D. King
                            Secretary

APPENDIX A - EMPLOYEE STOCK PURCHASE PLAN

DIAMOND HILL INVESTMENT GROUP, INC.
EMPLOYEE STOCK PURCHASE PLAN

ARTICLE 1
PURPOSE

This Plan is intended to foster and promote the Company’s long-term financial success and to increase shareholder value by (a) providing Participants with an opportunity to acquire an ownership interest in the Company, and (b) enabling the Company to attract and retain the services of outstanding individuals upon whose judgment, interest and dedication are important to the Company’s success.
ARTICLE 2
DEFINITIONS

When used in this Plan, the following terms will have the meanings given to them in this Article unless another meaning is expressly provided elsewhere in this document or clearly required by the context. When applying these definitions, the form of any term or word will include any of its other forms.

2.1. Act. The Securities Exchange Act of 1934, as amended.

2.2. Adoption Date. October 27, 2020, the date that the Plan was originally adopted by the Board.

2.3. Beneficiary. The person who has the right to receive (or exercise) any Plan benefits (or rights) that are unpaid (or unexercised) if the Participant dies.

2.4. Board. The Company’s Board of Directors.

2.5. Change of Control. Unless otherwise provided in any employment agreement between a Participant and the Company or any affiliate or in any other agreement between a Participant and the Company or any affiliate, the occurrence of any of the following:

(a) Any transaction or series of transactions, whereby any person (as that term is used in Section 13 and 14(d)(2) of the Act), is or becomes the beneficial owner (as that term is used in Section 13(d) of the Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities; provided, that for purposes of this paragraph, the term “person” will exclude (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or an affiliate, (ii) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership in the Company, and (iii) any venture capital firm or other investor in securities of the Company that first purchases any such securities within the thirty (30) day period following the effective date of the Plan;

(b) Any merger, consolidation, other corporate reorganization or liquidation of the Company in which the Company is not the continuing or surviving corporation or entity or pursuant to which shares of Stock would be converted into cash, securities, or other property, other than (i) a merger or consolidation with a wholly-owned Subsidiary, (ii) a reincorporation of the Company in a different jurisdiction, or (iii) any other transaction in which there is no substantial change in the stockholders of the Company;

(c) Any merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than fifty percent (50%) of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation, or other reorganization is owned by persons who were not stockholders of the Company immediately prior to such merger, consolidation, or other reorganization;

(d) The sale, transfer, or other disposition of all or substantially all of the assets of the Company in one transaction or a series of transactions; or

(e) A change or series of related or unrelated changes in the composition of the Board, during any twenty-four (24) month period beginning on the first anniversary of the Effective Date, as a result of which fewer than fifty percent (50%) of the incumbent directors are directors who either (i) had been directors of the Company on the later of such first anniversary of the Effective Date or the date twenty-four (24) months prior to the date of the event that may constitute a Change of
1

Control (the “Original Directors”) or (ii) were elected, or nominated for election, to the Board with the affirmative votes of a least a majority of the aggregate of the Original Directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved.

Notwithstanding the foregoing, the following transactions will not constitute a “Change of Control:” (i) any transaction the sole purpose of which is to change the state of incorporation of the Company or to create a holding company that will be owned in substantially the same proportions by te persons who held the Company’s securities immediately before such transaction; or (ii) with respect to any Purchase Right that is subject to Section 409A of the Code and for which no exception applies, any transaction or event described above that does not also constitute a “change in control event” within the meaning of Section 409A of the Code.

2.6. Code. The Internal Revenue Code of 1986, as in effect on the Effective Date or as amended or superseded after the Effective Date, and any regulations and applicable rulings issued under the Code.

2.7. Committee. The committee to which the Board delegates responsibility for administering the Plan. Such committee may include individuals who are not members of the Board.

2.8. Company. Diamond Hill Investment Group, Inc., an Ohio corporation, and any successor to it.

2.9. Designated Subsidiary. Any Subsidiary that has been designated by the Committee as a Subsidiary whose Employees shall be eligible to participate in the Plan.

2.10. Effective Date. January 1, 2021, the date the Board designated on the Adoption Date as the date on which the Plan would first go into effect.

2.11. Eligible Employee. As of any Entry Date, any Employee who complies with Article 3 and other Plan provisions; provided, as of such Entry Date, the Employee (a) is not an Employee whose customary employment is for not more than five (5) months in any calendar year; or (b) does not own Stock possessing 5% or more of the total combined voting power or value of all classes of Stock of the Company or any Subsidiary.

2.12. Employee. Any person who, on an applicable Entry Date, is a common law employee of any Employer. A worker who is classified as other than a common law employee but who is subsequently reclassified as a common law employee of an Employer for any reason and on any basis will be treated as a common law employee from the first Entry Date that begins after the date of that determination and will not retroactively be reclassified as an Employee for any purpose of this Plan.

2.13. Employer. The Company and each Designated Subsidiary employing an Eligible Employee.

2.14. Entry Date. The first day of each Offering Period and the date that Purchase Rights are granted under the Plan for the ensuing Offering Period.

2.15. Fair Market Value. The value of one (1) share of Stock on any relevant date, determined under the following rules:

(a) If the Stock is traded on an exchange, the reported “closing price” on the relevant date, if it is a trading day, otherwise on the next trading day;

(b) If the Stock is traded over-the-counter with no reported closing price, the mean between the lowest bid and the highest asked prices on that quotation system on the relevant date if it is a trading day, otherwise on the next trading day; or

(c) If neither of the preceding apply, the fair market value as determined by the Committee in good faith.

2.16. Offering Period. The period during which payroll deductions will be accumulated in Plan Accounts to fund the purchase of shares of Stock. Each Offering Period will commence on such date as may be determined from time to time by the Committee. Each Offering Period will consist of one (1) calendar quarter, unless a different period is established by the Committee and announced to Eligible Employees before the beginning of the Offering Period.

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2.17. Participant. Any Eligible Employee who complies with the conditions described in Article 3 for the current Offering Period.

2.18. Plan. The Diamond Hill Investment Group, Inc. Employee Stock Purchase Plan, as the same may be amended from time to time. This Plan is intended to comply with Code Sections 421 and 423.

2.19. Plan Account. The individual account established by the Committee for each Participant to which all amounts described in Section 3.1(a)(i) are credited until applied as described in Article 6.

2.20. Purchase Date. The last day of each Offering Period and the date on which shares of Stock are purchased in exchange for the Purchase Price (or the first trading day preceding the last day of the Offering Period, if such last day is not a trading day).

2.21. Purchase Price. The price established by the Committee for each Offering Period that each Participant must pay to purchase shares of Stock under this Plan but which may never be less than 85 percent of the Fair Market Value of a share of Stock on each Purchase Date.

2.22. Purchase Right. The right to purchase shares of Stock subject to the terms of the Plan.

2.23. Stock. A common share, without par value, issued by the Company.

2.24. Stock Account. The account established for each Participant to which the Company transfers shares of Stock acquired under the Plan.

2.25. Subsidiary. Any corporation, limited liability company, partnership or other form of unincorporated entity of which the Company owns, directly or indirectly, 50% or more of the total combined voting power of all classes of stock, if the entity is a corporation; or of the capital or profits interest, if the entity is a limited liability company, a partnership or another form of unincorporated entity.

2.26. Termination. Cessation of the employee-employer relationship between a Participant and each Employer for any reason. Also, a Participant will be treated as having Terminated on the date his or her employer is no longer an Employer.

ARTICLE 3
PARTICIPATION

3.1. Enrollment.

(a) Each Eligible Employee may become a Participant for any Offering Period beginning after the date he or she complies with each of the following conditions:

(i) Elects to participate by authorizing the Employer to withhold a portion of his or her base salary and/or incentive compensation. This authorization will be made under rules developed by the Committee within the following limits: each authorization (A) must be stated in whole dollars, (B) may not authorize or result in authorization of a deduction (I) less than $250.00 or such other amount specified by the Committee (which may never be less than $10.00 per pay period) or (II) more than the amount specified by the Committee (which may never exceed the limitation specified in Section 5.1 for each calendar year), (C) must be signed by the enrolling Eligible Employee and (D) must be delivered to the Committee within the period specified by the Committee.

(ii) Complies with any other rules established by the Committee.

(b) By enrolling in the Plan, each Participant will be deemed to have (i) agreed to the terms of the Plan and (ii) authorized the Employer to withhold from his or her base salary and/or incentive compensation (A) the amounts authorized in accordance with Section 3.1(a)(i) and (B) any taxes and other amounts due in connection with any transaction contemplated by the Plan.

3.2. Duration of Election to Participate.

Subject to the terms of the Plan:
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(a) Participants’ withholding authorizations will be implemented beginning with the first payroll period with a paycheck date in the Offering Period for which it is received by the Committee and will remain in effect until revoked or changed under the rules described in Section 3.2(b).

(b) A Participant who elects to participate in the Plan for any Offering Period by complying with the rules described in Section 3.1 may not change or revoke that election for that Offering Period. In addition, the Participant’s election will remain in effect for each subsequent Offering Period until changed or revoked by the Participant by complying with the rules described in Section 3.1 as if the changed or revoked election were a new election. Any change to or revocation of an earlier election will be effective as of the first day of the first Offering Period beginning after the revised election is delivered to the Committee and will remain in effect until revoked or changed under the rules described in this Section 3.2.

3.3. No Interest Paid. No interest will be paid with respect to any amount credited to or held in any Plan Account.

ARTICLE 4
ADMINISTRATION

4.1. Committee Duties.

(a) The Committee is responsible for administering the Plan and has all powers appropriate and necessary to that purpose. Consistent with the Plan’s objectives, the Committee may adopt, amend and rescind rules and regulations relating to the Plan, to the extent appropriate to protect the Company’s interests and has complete discretion to make all other decisions necessary or advisable for the administration and interpretation of the Plan. Any action by the Committee will be final, binding and conclusive for all purposes and upon all persons. The Committee is granted all powers appropriate and necessary to administer the Plan.

(b) Without limiting the generality of the provisions of Section 4.1(a), consistent with the terms of the Plan, the Committee:

(i) May exercise all discretion granted to the Committee under the Plan;

(ii) Will determine whether to have an Offering Period, and, if so, the date on which such Offering Period is to commence and establish the number of shares of Stock that may be acquired during such Offering Period if the number available during any Offering Period is less than all remaining available shares determined under Section 5.2;

(iii) May develop and impose other terms and conditions the Committee believes are appropriate and necessary to implement the purposes of the Plan;

(iv) Will establish and maintain a Plan Account for each Participant which will be (A) credited with amounts described in Section 3.1(a)(i) and (B) debited with all amounts applied to purchase shares of Stock;

(v) Will establish a Stock Account for each Participant which will be credited with shares of Stock until released as provided in Article 7;

(vi) Will administer procedures through which Eligible Employees may enroll in the Plan;

(vii) Will disseminate information about the Plan to Eligible Employees; and

(viii) Will apply all Plan rules and procedures.

4.2. Delegation of Ministerial Duties. In its sole discretion, the Committee may delegate any ministerial duties associated with the Plan to any person (including employees) that the Committee deems appropriate other than those duties described in Section 4.1(b)(i), (ii) and (iii).

4.3. General Limit on Committee. Consistent with applicable law and Plan terms, the Plan will be administered in a manner that extends equal rights and privileges to all Participants.
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ARTICLE 5
OFFERING

5.1. Right to Purchase. Subject to Sections 5.2 and 5.3 and Article 6, the number of shares of Stock that may be purchased during each Offering Period will be established by the Committee before the beginning of each Offering Period. Notwithstanding any provision contained herein, no Participant may be granted a Purchase Right which permits the Participant to purchase Stock under this Plan or any other stock purchase plan maintained by the Company or any Subsidiary to accrue at a rate which exceeds $25,000 of Fair Market Value of Stock (determined at the time that such Purchase Right is granted) for each calendar year in which such Purchase Right is outstanding at any time. This limitation shall be construed in accordance with the provisions of § 423(b)(8) of the Code.

5.2. Number of Shares of Stock. Subject to Section 5.3, the aggregate number of shares of Stock that may be purchased under the Plan is 100,000.

5.3. Adjustment in Capitalization. If, after the Effective Date, there is a Stock dividend or Stock split, recapitalization (including payment of an extraordinary dividend), merger, consolidation, combination, spin-off, distribution of assets to shareholders, exchange of shares, or other similar corporate change affecting Stock, the Committee will appropriately adjust (a) the number of Purchase Rights that may or will be issued, (b) the aggregate number of shares of Stock available under Section 5.2 or subject to outstanding Purchase Rights (as well as any share-based limits imposed under this Plan), (c) the respective Purchase Price, number of shares and other limitations applicable to outstanding or subsequently issued Purchase Rights and (d) any other factors, limits or terms affecting any outstanding or subsequently issued Purchase Rights.

5.4. Source of Stock. Shares of Stock to be purchased under the Plan may, in the Board’s discretion, be authorized but unissued shares not reserved for any other purpose or treasury shares previously outstanding and reacquired by the Company.

ARTICLE 6
PURCHASE OF SHARES

6.1. Purchase.

(a) Throughout each Offering Period, the Employer will withhold from each Participant’s base salary and/or incentive compensation the amount the Participant has authorized in accordance with Section 3.1(a)(i). These amounts will be held in the Participant’s Plan Account until the Purchase Date.

(b) As of each Purchase Date and subject to the Plan’s terms and limits, the value of each Participant’s Plan Account will be divided by the Purchase Price established for that Offering Period and each Participant will be deemed to have purchased the number of whole shares of Stock produced by dividing the value of the Participant’s Plan Account as of the Purchase Date by the Purchase Price. Simultaneously, the Participant’s Plan Account will be charged for the amount of the purchase. Any remaining amounts in the Participant’s Plan Account that are insufficient to purchase a whole share of Stock will remain in the Participant’s Plan Account and will be available to purchase whole shares of Stock during future Offering Periods. In the event that an amount remains in a Participant’s Plan Account because such Participant has purchased shares of Stock up to the maximum amount permitted under Section 5.1, such remaining amount will be refunded to the Participant within ten (10) business days following the last day of the applicable Offering Period.

6.2. Remaining Available Shares.

(a) If application of the procedures described in Section 6.1 would result in the purchase of a number of shares of Stock larger than the number of shares of Stock offered during that Offering Period, the Committee will allocate available shares of Stock among Participants and any cash remaining in Participants’ Plan Accounts will be credited to the next Offering Period and, subject to the terms of the Plan, applied along with additional amounts credited to that Offering Period to purchase shares of Stock during that Offering Period and at the Purchase Price established for that Offering Period.

(b) If application of the procedures described in Section 6.1 would result in the purchase of a number of shares of Stock less than the number of shares of Stock made available for purchase for any Offering Period, the excess shares of Stock will be available for purchase during any subsequent Offering Period.

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6.3. Delivery of Shares; Participants’ Stock Accounts.

(a) At or as promptly as practicable after the end of each Offering Period, the Company will deliver, or cause to be delivered, the shares of Stock purchased by a Participant during that Offering Period to the transfer agent for the Company’s Stock for deposit into that Participant’s Stock Account for the Plan.

(b) Cash dividends on any shares of Stock credited to a Participant’s Stock Account will be paid in cash to the Participant.

(c) Each Participant’s Stock Account will be credited with any shares of Stock distributed as a dividend or distribution in respect of shares of Stock credited to that Participant’s Stock Account or in connection with a split of Stock credited to that Participant’s Stock Account.

(d) As soon as reasonably practicable after receipt, the transfer agent will sell any noncash dividends (other than securities of the Company) received with respect to any Stock held in a Participant’s Stock Account and pay the proceeds of that sale to the Participant in the manner described in Section 6.3(b).

(e) Each Participant will be entitled to vote the number of shares of Stock credited to his or her Stock Account on any matter as to which the approval of the Company’s shareholders is sought.

ARTICLE 7
TERMINATION/RELEASE FROM STOCK ACCOUNTS

7.1. Effect of Termination on Election to Participate.

A Participant who Terminates will be deemed to have withdrawn from the Plan. Any cash amounts credited to his or her Plan Account for the Offering Period during which the Termination occurs will be refunded to the Participant (or to the Participant’s Beneficiary, in the event of the Participant’s death) within 30 days following his or her Termination. No shares of Stock will be purchased for that Participant in any Offering Period that ends after such Participant’s Termination.

7.2. Release from Stock Accounts.

(a) Subject to Article 8, during the period ending on the date that is twelve (12) full calendar months after the date on which the Stock was purchased and credited to a Participant’s Stock Account, the Participant may not transfer the Stock held in his or her Stock Account. At the end of the period described in the immediately preceding sentence, the shares of Stock held in a Participant’s Stock Account will be released from the Stock Account and treated in the manner elected by the Participant in accordance with the rules prescribed by the Committee and the transfer agent.

(b) In the event of a Participant’s death, the provisions of Section 7.2(a) regarding the treatment of Stock released from the Participant’s Stock Account shall immediately apply to the Participant’s Beneficiary (i.e., the limitation on transferability shall cease to apply upon the Participant’s death).

ARTICLE 8
EFFECT OF CHANGE IN CONTROL

If the Company undergoes a Change in Control, all shares of Stock held in each Participant’s Stock Account will be made available to the Participant under procedures developed by the transfer agent and the Committee.

ARTICLE 9
AMENDMENT, MODIFICATION AND TERMINATION OF PLAN

9.1. Amendment, Modification, Termination of Plan. The Plan will automatically terminate after all available shares of Stock have been sold. Also, the Board may terminate, suspend or amend the Plan at any time without shareholder approval except to the extent that shareholder approval is required to satisfy applicable requirements imposed by (a) Rule 16b-3 under the Act, or any successor rule or regulation, (b) applicable requirements of Section 423 of the Code or (c) any securities exchange, market or other quotation system on or through on which the Company’s securities are listed or traded. Also, no Plan amendment may (d) cause the Plan to fail to meet requirements imposed by Rule 16b-3 or (e) without the consent of the affected Participant adversely affect any Purchase Right issued before the amendment, modification or termination.
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9.2. Effect of Plan Termination.

(a) If the Plan is terminated effective on a day other than the last day of any Offering Period, the Offering Period during which the Plan is terminated also will end on the same day. Any cash balances held in Plan Accounts when the Plan is terminated will be refunded to the Participant for whom the Plan Account was established, and no shares of Stock will be sold through the Plan for that Offering Period. All shares of Stock held in Stock Accounts will be released following the procedures described in Section 7.2.

(b) If the Plan is terminated as of the last day of any Offering Period, the Committee will apply the terms of the Plan through the end of that Offering Period. However, no further shares of Stock will be offered under the Plan for any subsequent Offering Period and all shares of Stock then held in Stock Accounts will be released following the procedures described in Section 7.2.

ARTICLE 10
MISCELLANEOUS

10.1. Restriction on Transfers. Except as provided in Section 10.2, no right or benefit under the Plan may be transferred, assigned, alienated, pledged or otherwise disposed of in any way by a Participant. All rights and benefits under the Plan may be exercised during a Participant’s lifetime only by the Participant.

10.2. Beneficiary. Each Participant may designate a Beneficiary or Beneficiaries pursuant to procedures established by the Committee. If a Participant dies and has failed to so designate a Beneficiary (or the designated Beneficiary has pre-deceased the Participant), the deceased Participant’s Beneficiary will be his or her estate.

10.3. No Guarantee of Employment. Nothing in the Plan may be construed as:

(a) Interfering with or limiting the right of any Employer to terminate any Participant’s employment at any time; or

(b) Conferring on any Participant or Employee any right to continue as an Employee.

Further, no Participant will be entitled by reason of participation in the Plan to any compensation, in connection with termination of employment, for loss of any right or benefit or prospective right or benefit which the Participant might otherwise have enjoyed by way of damages for breach of contract.

10.4. No Promise of Future Awards. The right to purchase shares of Stock under the Plan is being made available on a voluntary and discretionary basis and the Purchase Right with respect to each individual Offering Period is being offered on a one-time basis and does not constitute a commitment to make any Purchase Right available in the future. The right to purchase shares of Stock hereunder will not be considered salary or other compensation for purposes of any severance pay or similar allowance, except as otherwise required by applicable law.

10.5. Tax Requirements and Notification. Each Participant is solely responsible for satisfying any applicable local, state, federal and foreign tax requirements associated with any taxable amount received from or associated with his or her participation in the Plan. Each Employer will withhold required taxes in the same manner and for the same taxing jurisdiction as the Employer withholds taxes from Participants’ other compensation.

10.6. Indemnification. Each individual who is or was a member of the Committee or of the Board will be indemnified and held harmless by the Company against and from any loss, cost, liability or expense (including, without limitation, attorneys’ fees) that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be made a party or in which he or she may be involved by reason of any action taken or failure to take action under the Plan as a Committee or Board member and against and from any and all amounts paid, with the Company’s approval, by him or her in settlement of any matter related to or arising from the Plan as a Committee or Board member or paid by him or her in satisfaction of any judgment in any action, suit or proceeding relating to or arising from the Plan against him or her as a Committee or Board member, but only if he or she gives the Company an opportunity, at the Company’s own expense, to handle and defend the matter before he or she undertakes to handle and defend it in his or her own behalf. The right of indemnification described in this Section 10.6 is not exclusive and is independent of any other rights of indemnification to which the individual may be entitled under the Company’s organizational documents, by contract, as a matter of law or otherwise.
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10.7. No Limitation on Compensation. Nothing in the Plan is to be construed to limit the right of the Company to establish other plans or to pay compensation to its employees or directors, or those of its Subsidiaries, in cash or property, in a manner not expressly authorized under the Plan.

10.8. Requirements of Law. The availability of Purchase Rights and the issuance of shares of Stock will be subject to all applicable laws, rules and regulations and to all required approvals of any governmental agencies or national securities exchange, market or other quotation system. Also, no shares of Stock will be sold under the Plan unless the Company is satisfied that the issuance of those shares of Stock will comply with applicable federal and state securities laws. Certificates for shares of Stock delivered under the Plan may be subject to any stock transfer orders and other restrictions that the Committee believes to be advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange or other recognized market or quotation system upon which the Stock is then listed or traded, or any other applicable federal or state securities law. The Committee may cause a legend or legends to be placed on any certificates issued under the Plan to make appropriate reference to restrictions within the scope of this Section 10.8.

10.9. Uncertificated Shares of Stock. To the extent that the Plan provides for the issuance of certificates to reflect the delivery of Stock, the delivery of Stock may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the applicable rules of any securities exchange upon which shares of Stock are traded.

10.10 Expenses. Except as otherwise provided in this Section 10.10 and the Plan, costs and expenses incurred in the administration of the Plan and maintenance of Plan Accounts will be paid by the Company. Under no circumstance will the Company pay any brokerage fees and commissions arising in connection with the sale of shares of Stock acquired under the Plan by any Participant.

10.11. Governing Law. The Plan and all related elections, authorizations or agreements will be construed in accordance with and governed by the laws (other than laws governing conflicts of laws) of the United States and of the State of Ohio.

10.12. No Impact on Benefits. The right to purchase shares of Stock under this Plan is an incentive designed to promote the objectives described in Article 1 and is not to be treated as compensation for purposes of calculating a Participant’s rights under any employee benefit plan.

10.13. Data Privacy. Information about the Participant and the Participant’s participation in the Plan may be collected, recorded and held, used and disclosed for any purpose related to the administration of the Plan. The Participant understands that such processing of this information may need to be carried out by the Company and its Subsidiaries and by third-party administrators whether such persons are located within the Participant’s country or elsewhere, including the United States of America. The Participant consents to the processing of information relating to the Participant and the Participant’s participation in the Plan in any one or more of the ways referred to above.

10.14. Effective Date. The Plan was effective as of the Effective Date, subject to the approval thereof by the shareholders of the Company at the 2021 Annual Meeting of Shareholders.
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DIAMOND HILL INVESTMENT GROUP

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

## Vote by Internet, Telephone or Mail
## 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

**INTERNET/MOBILE** – www.proxypush.com/dhil
Use the Internet to vote your proxy until 11:59 p.m. (CT) on April 25, 2021.
Scan code below for mobile voting.

**PHONE – 1-866-883-3382**
Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on April 25, 2021.

**MAIL** – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

**If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.**

*Please detach here*

### The Board of Directors Recommends a Vote FOR Proposals 1, 2, 3 and 4.

1. Proposal to elect the nominees named below as directors for a one year term.

Nominees:

| Nominee | FOR | AGAINST | ABSTAIN | Nominee | FOR | AGAINST | ABSTAIN |
|---|---|---|---|---|---|---|---|
| 1(a) Heather E. Brilliant | ☐ | ☐ | ☐ | 1(d) Randolph J. Fortener | ☐ | ☐ | ☐ |
| 1(b) Richard S. Cooley | ☐ | ☐ | ☐ | 1(e) Paula R. Meyer | ☐ | ☐ | ☐ |
| 1(c) James F. Laird | ☐ | ☐ | ☐ | 1(f) Nicole R. St. Pierre | ☐ | ☐ | ☐ |

**THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.**

Address Change? Mark box, sign, and indicate changes below: ☐

Date ______________________

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

**DIAMOND HILL INVESTMENT GROUP, INC.**

**ANNUAL MEETING OF SHAREHOLDERS**

**April 26, 2021**

DIAMOND HILL | INVESTMENT GROUP

**Diamond Hill Investment Group, Inc.**
**325 John H. McConnell Blvd., Suite 200**
**Columbus, Ohio 43215**

**proxy**

The undersigned hereby appoints Carlotta D. King and Thomas E. Line and each of them, as proxies of the undersigned, with full power of substitution, to attend the Annual Meeting of Shareholders of Diamond Hill Investment Group, Inc. (the "Company") to be held on April 26, 2021, or any adjournment thereof, and to vote all shares of common stock, without par value, of the Company (the "Shares") which the undersigned is entitled to vote at such Annual Meeting or at any adjournment thereof as set forth on the reverse side.

The Board of Directors recommends a vote FOR each of the listed proposals. THIS PROXY WILL BE VOTED AS DIRECTED OR IF NO SPECIFICATION IS MADE AND THIS PROXY IS RETURNED, THIS PROXY WILL BE VOTED IN FAVOR OF THE ELECTION OF THE NOMINEES LISTED UNDER PROPOSAL 1 AND IN FAVOR OF PROPOSALS 2, 3 AND 4. If any other matters are properly brought before the Annual Meeting or at any adjournment thereof, the Shares represented by this Proxy will be voted in the discretion of the proxies on such other matters as the directors may recommend.

The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders dated March 12, 2021, the Proxy Statement furnished therewith, and the Company's Form 10-K for the year ended December 31, 2020. Any proxy heretofore given to vote the Shares which the undersigned is entitled to vote at the Annual Meeting of Shareholders is hereby revoked.

**PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE, UNLESS VOTING ELECTRONICALLY.**

*See reverse for voting instructions.*